FAIRFAX FINANCIAL HOLDINGS LIMITED

Management’s Responsibility for the Financial Statements

The preparation and presentation of the accompanying consolidated financial statements, Management’s Discussion and Analysis (“MD&A”) and all financial information are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Financial statements, by nature, are not precise since they include certain amounts based upon estimates and judgments. When alternative methods exist, management has chosen those it deems to be the most appropriate in the circumstances.

We, as Fairfax’s Chief Executive Officer and Chief Financial Officer, will certify Fairfax’s annual disclosure document filed with the SEC (Form 40-F) in accordance with the United States Sarbanes-Oxley Act of 2002.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee which is independent from management.

The Audit Committee is appointed by the Board of Directors and reviews the consolidated financial statements and MD&A; considers the report of the external auditors; assesses the adequacy of the internal controls of the company, including management’s assessment described below; examines the fees and expenses for audit services; and recommends to the Board the independent auditors for appointment by the shareholders. The independent auditors have full and free access to the Audit Committee and meet with it to discuss their audit work, Fairfax’s internal control over financial reporting and financial reporting matters. The Audit Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders and management’s assessment of the internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting.

Management has assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2007 using criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that the company’s internal control over financial reporting was effective as of December 31, 2007.

The effectiveness of the company’s internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report which appears herein.

March 7, 2008

V. Prem Watsa	Greg Taylor
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer

Independent Auditors’ Report

To the Shareholders of Fairfax Financial Holdings Limited

We have completed audits of the consolidated financial statements of Fairfax Financial Holdings Limited (the “Company”) as at December 31, 2007, 2006 and 2005 and of its internal control over financial reporting as at December 31, 2007. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of the Company as at December 31, 2007 and 2006, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s consolidated financial statements as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007 in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company adopted new accounting standards related to financial instruments on January 1, 2007.

Internal control over financial reporting

We have also audited the Company’s internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

FAIRFAX FINANCIAL HOLDINGS LIMITED

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2007 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

Chartered Accountants, Licensed Public Accountants
Toronto, Ontario

March 7, 2008

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Financial Statements

Consolidated Balance Sheets
as at December 31, 2007 and 2006

	2007	2006
	(US$ millions)

Assets
Cash, short term investments and marketable securities	971.8	767.4
Accounts receivable and other	1,908.8	1,892.8
Recoverable from reinsurers (including recoverables on paid losses – $371.8; 2006 – $395.4)	5,038.5	5,506.5

	7,919.1	8,166.7

Portfolio investments
Subsidiary cash and short term investments (fair value $3,218.1; 2006 – $4,620.1)	3,218.1	4,602.7
Bonds
At fair value (cost $9,978.8)	10,049.9	–
At amortized cost (fair value $8,547.1)	–	8,674.1
Preferred stocks
At fair value (cost $20.8)	19.9	–
At cost (fair value $19.6)	–	16.4
Common stocks
At fair value (cost $2,314.9)	2,617.5	–
At cost (fair value $2,119.7)	–	1,890.0
Investments, at equity (fair value $485.7; 2006 – $682.9)	408.0	474.0
Derivatives and other invested assets (fair value $979.6; 2006 – $156.2)	979.6	154.7
Assets pledged for short sale and derivative obligations (fair value $1,798.7; 2006 – $1,018.1)	1,798.7	1,023.7

	19,091.7	16,835.6

Deferred premium acquisition costs	371.1	369.0
Future income taxes	344.3	771.3
Premises and equipment	81.6	86.0
Goodwill	53.8	239.2
Other assets	80.2	108.7

	27,941.8	26,576.5

See accompanying notes.

Signed on behalf of the Board

Director	Director

	2007	2006
	(US$ millions)

Liabilities
Subsidiary indebtedness	–	68.2
Accounts payable and accrued liabilities	1,213.0	1,091.2
Short sale and derivative obligations – holding company	8.4	–
Short sale and derivative obligations – subsidiary companies	1,054.4	783.3
Funds withheld payable to reinsurers	362.6	370.0

	2,638.4	2,312.7

Provision for claims	15,048.1	15,502.3
Unearned premiums	2,241.5	2,298.9
Long term debt – holding company borrowings	1,063.2	1,202.6
Long term debt – subsidiary company borrowings	915.0	913.1
Other long term obligations – holding company	192.6	197.1

	19,460.4	20,114.0

Non-controlling interests	1,585.0	1,292.9

Contingencies (note 13)
Shareholders’ Equity
Common stock	2,067.4	2,071.9
Other paid in capital	57.9	57.9
Treasury stock, at cost	(22.6)	(18.3)
Preferred stock	136.6	136.6
Retained earnings	1,658.2	596.6
Accumulated other comprehensive income	360.5	12.2

	4,258.0	2,856.9

	27,941.8	26,576.5

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Earnings
for the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(US$ millions except
	per share amounts)

Revenue
Gross premiums written	5,214.5	5,486.6	5,559.1

Net premiums written	4,498.4	4,789.7	4,694.6

Net premiums earned	4,648.8	4,850.6	4,692.5
Interest and dividends	761.0	746.5	466.1
Net gains on investments	1,639.4	765.6	385.7
Net gain on secondary offering	–	69.7	–
Claims fees	434.5	371.3	356.2

	7,483.7	6,803.7	5,900.5

Expenses
Losses on claims	3,132.0	3,822.4	4,370.9
Operating expenses	1,221.5	1,111.6	1,059.7
Commissions, net	760.3	780.7	736.0
Interest expense	209.5	210.4	200.4

	5,323.3	5,925.1	6,367.0

Earnings (loss) from operations before income taxes	2,160.4	878.6	(466.5)
Provision for (recovery of) income taxes	711.1	485.6	(66.3)

Net earnings (loss) before non-controlling interests	1,449.3	393.0	(400.2)
Non-controlling interests	(353.5)	(165.5)	(46.4)

Net earnings (loss)	1,095.8	227.5	(446.6)

Net earnings (loss) per share	$61.20	$12.17	$(27.75)
Net earnings (loss) per diluted share	$58.38	$11.92	$(27.75)
Cash dividends paid per share	$2.75	$1.40	$1.40
Shares outstanding (000) (weighted average)	17,700	17,763	16,449

See accompanying notes.

Consolidated Statements of Comprehensive Income
for the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(US$ millions)

Net earnings (loss)	1,095.8	227.5	(446.6)

Other comprehensive income, net of income taxes
Change in net unrealized gains on available for sale securities(1)	293.0	–	–
Reclassification of net (gains) on available for sale securities to earnings(2)	(95.4)	–	–
Change in unrealized foreign currency translation gains(3)	114.9	31.9	6.4
Reclassification of realized foreign currency translation gains on partial disposition of Cunningham Lindsey operating companies	(13.7)	–	–

Other comprehensive income	298.8	31.9	6.4

Comprehensive income	1,394.6	259.4	(440.2)

(1)	Net of income tax expense of $142.2 for the year ended December 31, 2007.

(2)	Net of income tax recovery of $35.3 for the year ended December 31, 2007.

(3)	Net of income tax recovery of $7.6 (2006 – income tax recovery of $9.5; 2005 – income tax expense of $3.0) for the year ended December 31, 2007.

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Shareholders’ Equity
for the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(US$ millions)

Common stock
Subordinate voting shares – beginning of year	2,068.1	2,075.8	1,783.1
Issuances during the year	–	–	299.8
Purchases during the year	(4.5)	(7.7)	(7.1)

Subordinate voting shares – end of year	2,063.6	2,068.1	2,075.8
Multiple voting shares – beginning and end of year	3.8	3.8	3.8

Common stock	2,067.4	2,071.9	2,079.6

Other paid in capital – beginning of year	57.9	59.4	59.4
Purchases of convertible senior debentures	–	(1.5)	–

Other paid in capital – end of year	57.9	57.9	59.4

Treasury shares (at cost) – beginning of year	(18.3)	(17.3)	(17.4)
Purchases during the year	(4.4)	(2.1)	(1.2)
Reissuances during the year	0.1	1.1	1.3

Treasury shares (at cost) – end of year	(22.6)	(18.3)	(17.3)

Preferred stock
Series A – beginning and end of year	51.2	51.2	51.2
Series B – beginning and end of year	85.4	85.4	85.4

Preferred stock	136.6	136.6	136.6

Retained earnings – beginning of year	596.6	405.6	862.3
Transition adjustment – financial instruments	29.8	–	–
Net earnings (loss) for the year	1,095.8	227.5	(446.6)
Excess over stated value of shares purchased for cancellation	(2.5)	–	(0.3)
Common share dividends	(49.0)	(25.1)	–
Preferred share dividends	(12.5)	(11.4)	(9.8)

Retained earnings – end of year	1,658.2	596.6	405.6

Accumulated other comprehensive income – beginning of year	12.2	(19.7)	(26.1)
Transition adjustment – financial instruments	49.5	–	–
Other comprehensive income	298.8	31.9	6.4

Accumulated other comprehensive income – end of year	360.5	12.2	(19.7)

Retained earnings and accumulated other comprehensive income	2,018.7	608.8	385.9

Total shareholders’ equity	4,258.0	2,856.9	2,644.2

	2007	2006	2005

Number of shares outstanding Common stock
Subordinate voting shares – beginning of year	16,981,970	17,056,856	15,260,625
Issuances	–	–	1,843,318
Purchases for cancellation	(38,600)	(67,800)	(49,800)
Net treasury shares reissued (acquired)	(25,350)	(7,086)	2,713

Subordinate voting shares – end of year	16,918,020	16,981,970	17,056,856
Multiple voting shares – beginning and end of year	1,548,000	1,548,000	1,548,000
Interest in shares held through ownership interest in shareholder	(799,230)	(799,230)	(799,230)

Common stock effectively outstanding – end of year	17,666,790	17,730,740	17,805,626

Preferred stock
Series A – beginning and end of year	3,000,000	3,000,000	3,000,000

Series B – beginning and end of year	5,000,000	5,000,000	5,000,000

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Cash Flows
for the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(US$ millions)

Operating activities
Earnings (loss) before non-controlling interests	1,449.3	393.0	(400.2)
Amortization	27.0	24.9	26.2
Bond discount amortization	(17.6)	(67.9)	(28.2)
(Earnings) losses on investments, at equity	(7.7)	(78.0)	39.0
Future income taxes	323.5	375.2	(151.8)
Loss on significant commutations	—	412.6	103.1
Net gains on investments	—	(835.3)	(385.7)
Net gains on available for sale securities	(130.7)	—	—
Other net gains on investments	(1,508.7)	—	—

	135.1	224.5	(797.6)
Changes in:
Provision for claims	(981.6)	(741.2)	974.9
Unearned premiums	(208.0)	(150.5)	28.9
Accounts receivable and other	19.9	555.6	4.7
Recoverable from reinsurers	665.2	1,154.2	437.1
Funds withheld payable to reinsurers	(28.3)	(97.5)	18.6
Accounts payable and accrued liabilities	172.7	(102.0)	(58.8)
Other	(19.8)	62.0	18.6

Cash provided by (used in) operating activities	(244.8)	905.1	626.4

Investing activities
Investments – purchases	—	(3,971.3)	(6,198.2)
– sales	—	4,007.2	5,697.1
Net sales of assets and liabilities classified as held for trading	374.7	—	—
Net sales of securities designated as held for trading	40.9	—	—
Available for sale securities – purchases	(3,693.5)	—	—
– sales	2,273.8	—	—
Net (purchases) of short term investments	(1,538.4)	—	—
Net sales (purchases) of marketable securities	—	51.3	(263.4)
Net (purchases) sales of investments, at equity	381.3	(2.8)	(9.0)
Net sales of other invested assets	7.6	—	—
Sales (purchases) of premises and equipment	(18.0)	(13.2)	(20.5)
Net proceeds on secondary offerings	—	337.6	—
Proceeds on partial disposition of Cunningham Lindsey operating companies	60.0	—	—
Sale (purchase) of subsidiaries, net of cash	1.8	—	(52.0)

Cash provided by (used in) investing activities	(2,109.8)	408.8	(846.0)

	2007	2006	2005
	(US$ millions)

Financing activities
Subsidiary indebtedness
Issuances	6.9	4.3	—
Repayment	(73.4)	—	(25.3)
Long term debt – holding company
Repayment	(107.8)	(115.7)	(50.7)
Debt issuance costs	(15.0)	—	—
Long term debt – subsidiary companies
Issuances	330.0	140.0	125.0
Repayment	(295.7)	(59.3)	(34.2)
Debt issuance costs	(23.4)	—	—
Repayment – other long term obligations – holding company	(4.5)	(43.7)	(3.1)
Issuance (repurchase) of subsidiary securities	(121.5)	—	112.4
Subordinate voting shares issued	—	—	299.8
Subordinate voting shares repurchased	(7.0)	(7.7)	(7.4)
Reissued (purchased) treasury shares	(4.4)	(2.1)	(1.2)
Common share dividends	(49.0)	(25.1)	(22.5)
Preferred share dividends	(12.5)	(11.4)	(9.8)
Dividends paid to non-controlling interests	(27.3)	(22.1)	(14.6)

Cash provided by (used in) financing activities	(404.6)	(142.8)	368.4

Foreign currency translation	107.9	2.3	11.9

Increase (decrease) in cash and cash equivalents	(2,651.3)	1,173.4	160.7
Cash and cash equivalents – beginning of year	5,763.8	4,590.4	4,429.7

Cash and cash equivalents – end of year	3,112.5	5,763.8	4,590.4

See accompanying notes.

Cash and cash equivalents consist of cash and short term investments, including subsidiary cash and short term investments, and exclude subsidiary cash and short term investments that are restricted. Cash equivalents are readily convertible into cash and have maturities of three months or less. Cash and cash equivalents were as follows:

	2007	2006	2005
	(US$ millions)

Cash and short term investments	31.3	540.2	280.5
Subsidiary cash and short term investments	2,164.8	4,602.7	3,788.9
Cash and short term investments pledged for short sale and derivative obligations	1,244.2	829.3	737.4

	3,440.3	5,972.2	4,806.8
Restricted cash and short term investments	(327.8)	(208.4)	(216.4)

	3,112.5	5,763.8	4,590.4

FAIRFAX FINANCIAL HOLDINGS LIMITED

Notes to Consolidated Financial Statements

for the years ended December 31, 2007, 2006 and 2005
(in US$ millions except per share amounts and as otherwise indicated)

1.	Business Operations
The company is a financial services holding company which, through its subsidiaries, is principally engaged in property and casualty insurance and reinsurance and investment management.

2.	Summary of Significant Accounting Policies
The preparation of consolidated financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods covered by the financial statements. The principal financial statement components subject to measurement uncertainty include other-than-temporary declines in the value of investments (note 3), the provision for claims (note 5), the allowance for unrecoverable reinsurance (note 7) and the carrying value of future tax assets (note 11). Actual results could differ from those estimates.

Principles of consolidation
The consolidated financial statements include the accounts of the company and all of its subsidiaries at December 31, 2007:

Canadian Insurance

Northbridge Financial Corporation
(Northbridge)

U.S. Insurance

Crum & Forster Holdings Corp.
(Crum & Forster)

Asian Insurance

Fairfax Asia consists of:

Falcon Insurance Company Limited

First Capital Insurance Limited

ICICI Lombard General Insurance
Company Limited
(26.0% interest) (ICICI Lombard)

Other

Hamblin Watsa Investment Counsel Ltd.
(Hamblin Watsa) (investment management)

Reinsurance

Odyssey Re Holdings Corp. (OdysseyRe)

Group Re, which underwrites business in:

CRC (Bermuda) Reinsurance Limited (CRC (Bermuda))

Wentworth Insurance Company Ltd.
(Wentworth)

nSpire Re Limited

Runoff

U.S. runoff consists of:

TIG Insurance Company (TIG)

Fairmont Specialty Group (Fairmont)

European runoff consists of:

nSpire Re Limited (nSpire Re) (excluding Group Re)

RiverStone Insurance (UK) Limited
(RiverStone (UK))

RiverStone Managing Agency

Syndicate 3500

All subsidiaries are wholly-owned except for OdysseyRe with a 61.0% interest (2006 – 59.6%; 2005 – 80.1%) and Northbridge with a 60.2% interest (2006 and 2005 – 59.2%). Investments, which are accounted for on the equity basis, include the company’s investments in Advent Capital (Holdings) PLC (“Advent”) with a 44.5% interest (2006 – 44.5%; 2005 – 46.8%), ICICI Lombard with a 26.0% interest (2006 and 2005 – 26.0%), and at December 31, 2007,

Cunningham Lindsey’s operating companies with a 44.6% interest. In 2005, 2006 and prior to December 31, 2007, the company consolidated its 81.0% interest in Cunningham Lindsey. At December 31, 2007, the company consolidated its 100% interest in the Cunningham Lindsey holding company (which owns the company’s 44.6% interest in the Cunningham Lindsey operating companies) pursuant to the transaction described in note 17.

Acquisitions are accounted for by the purchase method, whereby the results of acquired companies are included only from the date of acquisition. Divestitures are included up to the date of disposal.

Premiums
Insurance and reinsurance premiums are taken into income evenly throughout the terms of the related policies after deductions for premiums to reinsurers.

Deferred premium acquisition costs
Certain costs of acquiring insurance premiums, consisting of brokers’ commissions and premium taxes are deferred, to the extent that they are considered recoverable, and charged to income as the premiums are earned. The ultimate recoverability of deferred premium acquisition costs is determined without regard to investment income.

Investments
Refer to “Changes in accounting policies” below.

Securities sold but not yet purchased
Securities sold but not yet purchased represent obligations to deliver securities which were not owned at the time of the sale. These obligations are carried at fair value with changes in fair value recorded in net gains (losses) on investments.

Derivative financial instruments
The company uses derivatives to mitigate financial risks arising principally from its investment holdings and receivables. Derivatives, including credit default swaps, that are not specifically designated or that do not meet the requirements for hedge accounting are carried at fair value on the consolidated balance sheet and changes in fair value are recorded in net gains on investments in the consolidated statement of earnings. All derivatives are monitored by the company for effectiveness in achieving their risk management objectives. During 2007, 2006 and 2005, the company did not designate any derivatives as accounting hedges.

Provision for claims
Claim provisions are established by the case method as claims are reported. For reinsurance, the provision for claims is based on reports and individual case estimates received from ceding companies. The estimates are regularly reviewed and updated as additional information on the estimated claims becomes known and any resulting adjustments are included in earnings. A provision is also made for management’s calculation of factors affecting the future development of claims including claims incurred but not reported (IBNR) based on the volume of business currently in force and the historical experience on claims.

Translation of foreign currencies
Foreign currency transactions are translated into the functional currency of the company’s subsidiaries using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of earnings except for unrealized foreign exchange gains and losses arising on investments, classified as available for sale. These unrealized gains and losses are recorded in other comprehensive income until realized, at which time

FAIRFAX FINANCIAL HOLDINGS LIMITED

the cumulative gain or loss is reclassified to net gains (losses) on investments in the consolidated statement of earnings.

The operations of the company’s non-U.S. dollar functional currency subsidiaries (principally in Canada and the United Kingdom) are self-sustaining. As a result, the assets and liabilities of these subsidiaries are translated at the year-end rates of exchange. Revenue and expenses are translated at the average rate of exchange for the year. The net unrealized gains or losses which result from translation are deferred and included in accumulated other comprehensive income of shareholders’ equity.

Goodwill
The company assesses the carrying value of goodwill based on the underlying discounted cash flows and operating results of its reporting units. The carrying value of goodwill will be charged to earnings if and to the extent that it is determined that an impairment in value exists. Management has compared the carrying value of goodwill balances as at December 31, 2007 and the estimated fair values of the underlying operations and concluded that there was no impairment in the value of goodwill. The estimated fair values are sensitive to the cash flow projections and discount rates used in the valuation.

Reinsurance
Third party reinsurance balances are reflected on the balance sheet on a gross basis to indicate the extent of credit risk related to third party reinsurance and its obligations to policyholders and on a net basis in the statement of earnings to indicate the results of its retention of premiums written.

In order to control the company’s exposure to loss from adverse development of reserves or reinsurance recoverables on pre-acquisition reserves of companies acquired or from future adverse development on long tail latent or other potentially volatile claims, and to protect capital, the company obtains vendor indemnities or purchases excess of loss reinsurance protection from reinsurers. For excess of loss reinsurance treaties (other than vendor indemnities), the company generally pays the reinsurer a premium as losses from adverse development are ceded under the treaty. The company records the premium charge (earned premiums ceded to reinsurers), commissions earned on ceded reinsurance premiums and the related reinsurance recovery (claims incurred ceded to reinsurers) in its consolidated statement of earnings in the period in which the adverse development is incurred and ceded to the reinsurer. Provisions for uncollectible reinsurance are recorded in the consolidated statement of earnings in the period in which the company determines that it is unlikely that the full amount or disputed amounts due from reinsurers on an individual basis are not collectible.

Income taxes
Income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their tax bases based on tax rates which are expected to be in effect when the asset or liability is settled. A valuation allowance is recorded if it is more likely than not, all or some portion of, the benefits related to deferred tax asset will not be realized.

Pensions
Accrued benefit obligations for pensions and other post retirement benefits are actuarially determined using the projected benefit method prorated on service and incorporates management’s best estimate of future salary levels, other cost escalation, retirement ages of the employees and other actuarial factors.

Expected return on plan assets is calculated based on the fair value of those assets.

Actuarial gains (losses) arise from the difference between the actual long term rate of return and the expected long term rate of return on plan assets for that period or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gain (loss) over 10 percent of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees.

Past service costs arising from plan amendments are deferred and amortized on a straight line basis over the average remaining service period of employees active at the date of amendment.

Changes in accounting policies
On January 1, 2007, the company adopted five new accounting standards that were issued by the Canadian Institute of Chartered Accountants (“CICA”): CICA Handbook Section 1530, Comprehensive Income; Section 3251, Equity; Section 3855, Financial Instruments – Recognition and Measurement; Section 3861, Financial Instruments – Disclosure and Presentation; and Section 3865, Hedges. The adoption of these new accounting standards resulted in changes in the accounting for financial instruments as well as the recognition of certain transition adjustments that have been recorded in opening retained earnings or opening accumulated other comprehensive income as described below. The company adopted these standards prospectively and, accordingly, prior period balances have not been restated (except for the reclassification of the currency translation account which was adopted retroactively with prior period restatement). The adoption of these new accounting standards, specifically the accounting for bonds designated as held for trading under the fair value option, reduced net earnings by $31.4 for 2007. Consequently, basic earnings per share is lower by $1.77 and diluted earnings per share is lower by $1.68 for the year.

Financial Instruments – Recognition and Measurement. Under the new standards, financial assets are classified as held for trading, available for sale, held to maturity or loans and receivables. Financial liabilities are classified as held for trading or as other financial liabilities. Derivatives are classified as held for trading. The company may also designate certain financial instruments with embedded derivatives, on initial recognition or adoption of the standard, as held for trading under the fair value option. The company’s financial assets and liabilities except for provision for claims, including all derivatives, are recorded on the consolidated balance sheet at fair value on initial recognition and subsequently accounted for based on their classification as described below.

Held for trading – Financial assets purchased for short term investment objectives are classified as held for trading or if designated as such by management (fair value option). Financial liabilities classified as held for trading are obligations related to securities sold but not yet purchased. Financial assets and liabilities and derivatives classified or designated as held for trading are carried at fair value on the consolidated balance sheet with realized and unrealized gains and losses recorded in net gains (losses) on investments. Dividends and interest earned net of interest incurred are included in interest and dividends in the consolidated statement of earnings.

At January 1, 2007, bonds totaling $1,109.7 (fair value $1,167.5) containing embedded derivatives that otherwise would require bifurcation were designated as held for trading under the fair value option. These financial assets were previously recorded at amortized cost and are now accounted for in the same manner as other financial assets classified as held for trading. Financial assets, primarily derivatives totaling $115.7 and financial liabilities totaling $783.3, previously accounted for at fair value, were classified as held for trading.

Available for sale – Non-derivative financial assets are classified as available for sale when they are intended to be held for long term profitability and are other than those classified as loans and receivables or held for trading. These assets are carried at fair value with changes in unrealized gains and losses recorded in other comprehensive income until realized, at which time the cumulative gain or loss is reclassified to net gains on investments in the consolidated statement of earnings. The fair value changes recorded through other comprehensive income and accumulated other comprehensive income are not allocated to non-controlling interests. When objective evidence indicates that unrealized losses on available for sale securities are other than temporary, the cost of the financial asset is written down to fair value with the change recorded in net gains (losses) on investments in the consolidated statement of earnings. Previously when there was a loss in value in

FAIRFAX FINANCIAL HOLDINGS LIMITED

an investment that was other than temporary, such securities were written down to net realizable value and were reflected in net gain (losses) on investments. Securities that are classified as available for sale and that do not have a readily available market value are recorded at cost. Interest and dividend income from available for sale securities, including amortization of premiums and accretion of discounts, are recorded in interest and dividends in the consolidated statement of earnings.

All bonds (other than those designated as held for trading), all common stocks, all preferred stocks and certain short term investments together totaling $10,159.8 (fair value $10,233.3), previously accounted for at cost or amortized cost, were classified as available for sale on January 1, 2007. The company continues to record the amortization of the discount or premium on bonds on a yield to maturity basis in interest and dividends on the consolidated statement of earnings.

Non-derivative financial assets that have a fixed maturity date, other than loans and receivables, for which the company has the intent and ability to hold to maturity or redemption are classified as held to maturity and reported at amortized cost. The company has not designated any financial assets as held to maturity.

Loans and receivables and other financial liabilities continue to be initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method. For financial assets, a provision for impairment is established when there is objective evidence that the company will not collect all amounts due according to their original terms.

Hedges – The company did not have any derivatives designated as accounting hedges upon adoption of the new standards or as at December 31, 2007.

Comprehensive income – Comprehensive income consists of net earnings and other comprehensive income and includes all changes in equity during a period, except for those resulting from investments by owners and distributions to owners. Unrealized gains and losses on financial assets classified as available for sale, unrealized foreign currency translation amounts arising from self-sustaining foreign operations, and changes in the fair value of the effective portion of cash flow hedging instruments are recorded in the consolidated statement of comprehensive income and included in accumulated other comprehensive income until recognized in the consolidated statement of earnings. Accumulated other comprehensive income (net of income taxes) is included on the consolidated balance sheet as a separate component of shareholders’ equity.

The fair values of financial instruments are based on bid prices for financial assets and offer prices for financial liabilities. The fair values of debt securities, preferred stocks and common stocks that are quoted in active markets are obtained from external pricing services. The fair values of private placements and of infrequently traded securities are based on quotes from brokers which are based on market observable inputs. The fair value of the S&P 500 index-based Standard & Poor’s Depository Receipts (“SPDRs”) short position is based on quoted market price. The fair values of derivatives such as credit default swaps, total return swaps, equity index total return swaps and S&P index call options and of short positions in equity are based on counterparty broker-dealer quotes which are based on market observable inputs. The fair values of third party investment funds are based on the net asset values as advised by the funds. Short term investments comprise securities due to mature within one year from the date of purchase and are carried at amortized cost which approximates fair value.

Transaction costs related to financial assets and liabilities classified or designated as held for trading are expensed as incurred. Transaction costs related to available for sale financial assets and long term debt are capitalized to the cost of the asset or netted against the liability on initial recognition and, where applicable, are amortized in the consolidated statement of earnings.

The company continues to account for the purchase and sale of securities using trade date accounting for purposes of both the consolidated balance sheet and the consolidated statement of earnings. Transactions pending settlement are reflected in the consolidated balance sheet in accounts receivable and other or in accounts payable and accrued liabilities.

Transitional adjustment – On January 1, 2007, the company recognized all of its financial assets and liabilities in the consolidated balance sheet according to their classification. Any adjustment made to a previous carrying amount was recognized as an adjustment to opening retained earnings or opening accumulated other comprehensive income, net of income taxes. The currency translation account, previously presented as a separate component of shareholders’ equity, was reclassified retroactively to accumulated other comprehensive income. Unamortized debt issue costs of $28.2 were reclassified from other assets to long term debt. The impact on the consolidated balance sheet of adopting the new standards was as follows:

	Previously	Classifications to		Adjustment
	reported	conform with	Reclassified	upon
	December 31,	current year	December 31,	adoption of	January 1,
	2006	presentation	2006	new standards	2007

Assets
Cash, short term investments and marketable securities	767.4	–	767.4	16.2	783.6
Portfolio investments
Subsidiary cash and short term investments	5,432.0	(829.3)	4,602.7	–	4,602.7
Bonds	8,944.0	(269.9)	8,674.1	(127.0)	8,547.1
Preferred stocks	16.4	–	16.4	0.4	16.8
Common stocks	2,087.3	(197.3)	1,890.0	229.7	2,119.7
Strategic investments	337.9	(337.9)	–	–	–
Investments, at equity	–	474.0	474.0	–	474.0
Real estate	18.0	(18.0)	–	–	–
Derivatives and other
invested assets	–	154.7	154.7	–	154.7
Assets pledged for short sale and derivative obligations	–	1,023.7	1,023.7	(5.6)	1,018.1

	16,835.6	–	16,835.6	97.5	16,933.1

Future income taxes	771.3	–	771.3	(26.7)	744.6
Other assets	108.7	–	108.7	(28.2)	80.5
All other assets	8,093.5	–	8,093.5	–	8,093.5

	26,576.5	–	26,576.5	58.8	26,635.3

Liabilities
Long term debt – holding company borrowings	1,202.6	–	1,202.6	(21.1)	1,181.5
Long term debt – subsidiary company borrowings	913.1	–	913.1	(7.1)	906.0
All other liabilities	20,311.0	–	20,311.0	–	20,311.0

	22,426.7	–	22,426.7	(28.2)	22,398.5

Non-controlling interests	1,292.9	–	1,292.9	7.7	1,300.6

Shareholders’ equity
Common stock	2,071.9	–	2,071.9	–	2,071.9
Other paid in capital	57.9	–	57.9	–	57.9
Treasury stock, at cost	(18.3)	–	(18.3)	–	(18.3)
Preferred stock	136.6	–	136.6	–	136.6
Retained earnings	596.6	–	596.6	29.8	626.4
Currency translation account	12.2	(12.2)	–	–	–
Accumulated other comprehensive income
Unrealized gains on available for sale securities	–	–	–	49.5	49.5
Currency translation account	–	12.2	12.2	–	12.2

	2,856.9	–	2,856.9	79.3	2,936.2

	26,576.5	–	26,576.5	58.8	26,635.3

FAIRFAX FINANCIAL HOLDINGS LIMITED

On October 1, 2007, the company adopted three new accounting standards that were issued by the CICA: CICA Handbook Section 1535 Capital Disclosures, Section 3862 Financial Instruments – Disclosures and Section 3863 Financial Instruments – Presentation. Section 1535 requires the disclosure of information on the company’s capital resources and how they are managed. Section 3862 and 3863 enhance the disclosure requirements for financial instruments (the presentation requirements remain unchanged) by expanding the disclosure of information on the nature and extent of risks arising from financial instruments and how those risks are managed. The company adopted Section 3862 and Section 3863 to replace Section 3861 – Financial Instruments – Disclosure and Presentation which was adopted on January 1, 2007. The company adopted these standards prospectively.

Future accounting changes
All publicly accountable enterprises in Canada will have to apply International Financial Reporting Standards (“IFRS”) for fiscal years beginning on or after January 1, 2011. The then current Canadian GAAP will be eliminated upon the adoption of IFRS. The company is currently evaluating the impact of IFRS on its consolidated financial statements.

3.	Cash and Investments
Cash and short term investments, marketable securities, portfolio investments and short sale and derivative contracts by financial instrument classification are shown in the table below:

	December 31, 2007						December 31, 2006
	Classified as	Designated as	Classified as		Total		Total	Total
	held for	held for	available		carrying	Total fair	carrying	fair
	trading	trading	for sale	Other	value	value	value	value

Holding company:
Cash and short term investments	31.3	–	413.0	–	444.3	444.3	540.2	540.2
Bonds	–	17.6	12.2	–	29.8	29.8	34.2	35.1
Common stocks	–	–	235.0	–	235.0	235.0	173.9	189.2
Derivatives	262.7	–	–	–	262.7	262.7	19.1	19.1

	294.0	17.6	660.2	–	971.8	971.8	767.4	783.6
Short sale and derivative obligations	(8.4)	–	–	–	(8.4)	(8.4)	–	–

	285.6	17.6	660.2	–	963.4	963.4	767.4	783.6

Portfolio investments:
Cash and short term investments	2,164.8	–	1,053.3	–	3,218.1	3,218.1	4,602.7	4,620.1
Bonds	–	1,215.9	8,834.0	–	10,049.9	10,049.9	8,674.1	8,547.1
Preferred stocks	–	–	19.9	–	19.9	19.9	16.4	19.6
Common stocks	–	–	2,617.5	–	2,617.5	2,617.5	1,890.0	2,119.7
Investments, at equity	–	–	–	408.0	408.0	485.7	474.0	682.9
Derivatives	950.7	–	–	–	950.7	950.7	115.8	115.8
Other invested assets	–	–	–	28.9	28.9	28.9	38.9	40.4

	3,115.5	1,215.9	12,524.7	436.9	17,293.0	17,370.7	15,811.9	16,145.6

Assets pledged for short sale and derivative obligations:
Cash and short term investments	1,244.2	–	121.9	–	1,366.1	1,366.1	829.3	829.3
Bonds	–	–	432.6	–	432.6	432.6	194.4	188.8

	1,244.2	–	554.5	–	1,798.7	1,798.7	1,023.7	1,018.1

Short sale and derivative obligations	(1,054.4)	–	–	–	(1,054.4)	(1,054.4)	(783.3)	(783.3)

	3,305.3	1,215.9	13,079.2	436.9	18,037.3	18,115.0	16,052.3	16,380.4

Included in subsidiary cash and short term investments at December 31, 2007 is $106.5 of cash which is restricted as to use. This cash primarily consists of cash pledged to the Society and Council of Lloyd’s (“Lloyd’s”) to support the underwriting capacity of subsidiaries’ Lloyd’s syndicates.

In addition to the amounts disclosed in note 13, the company’s subsidiaries have pledged cash and investments of $2.2 billion inclusive of trust funds and regulatory deposits as security for their own obligations to pay claims or make premium payments (these pledges are either direct or to support letters of credit). These pledges are in the normal course of business and are generally released when the payment obligation is fulfilled.

Included in investments, at equity under portfolio investments are investments in certain limited partnerships with a carrying value of $186.0 (2006 - $136.1).

At December 31, 2007, the amortized cost and carrying value for bonds is summarized below:

	Designated as Held for Trading		Classified as Available for Sale		Total
	Amortized	Carrying	Amortized	Carrying	Amortized	Carrying
	Cost	Value	Cost	Value	Cost	Value

Holding company	15.0	17.6	12.0	12.2	27.0	29.8
Portfolio investments	1,223.0	1,215.9	8,755.8	8,834.0	9,978.8	10,049.9
Assets pledged for short sale and derivative obligations	–	–	434.8	432.6	434.8	432.6

	1,238.0	1,233.5	9,202.6	9,278.8	10,440.6	10,512.3

FAIRFAX FINANCIAL HOLDINGS LIMITED

Short term investments, bonds, preferred stocks and common stocks, including assets pledged for short sale and derivative obligations, analyzed by type of issuer are as follows:

	December 31, 2007
	Designated as	Classified as
	Held for	Available	Total Carrying
	Trading	for Sale	Value

Short term investments:
Canadian government	–	142.2	142.2
U.S. government	–	1,342.6	1,342.6
Other government	–	103.4	103.4

	–	1,588.2	1,588.2

Bonds:
Canadian government	904.1	1,386.9	2,291.0
U.S. government	–	6,624.0	6,624.0
Other government	–	1,042.3	1,042.3
Corporate and other	329.4	225.6	555.0

	1,233.5	9,278.8	10,512.3

Preferred stocks:
Canadian	–	12.8	12.8
U.S.	–	1.2	1.2
Other	–	5.9	5.9

	–	19.9	19.9

Common stocks:
Canadian	–	838.8	838.8
U.S.	–	1,477.7	1,477.7
Other	–	536.0	536.0

	–	2,852.5	2,852.5

	1,233.5	13,739.4	14,972.9

Investments classified as available for sale, including assets pledged for short sale and derivative obligations, split by amortized cost and gross unrealized gains and losses analyzed by type of issuer are as follows:

	December 31, 2007
	Cost or	Gross	Gross	Total
	Amortized	Unrealized	Unrealized	Carrying
	Cost	Gains	Losses	Value

Short term investments:
Canadian government	141.3	0.9	—	142.2
U.S. government	1,344.4	–	(1.8)	1,342.6
Other government	103.4	–	–	103.4

	1,589.1	0.9	(1.8)	1,588.2

Bonds:
Canadian government	1,327.0	60.3	(0.4)	1,386.9
U.S. government	6,651.1	51.7	(78.8)	6,624.0
Other government	990.1	60.0	(7.8)	1,042.3
Corporate and other	234.4	–	(8.8)	225.6

	9,202.6	172.0	(95.8)	9,278.8

Preferred stocks:
Canadian	12.8	–	–	12.8
U.S.	2.1	–	(0.9)	1.2
Other	5.9	–	–	5.9

	20.8	–	(0.9)	19.9

Common stocks:
Canadian	713.0	146.7	(20.9)	838.8
U.S.	1,453.8	102.2	(78.3)	1,477.7
Other	384.8	155.1	(3.9)	536.0

	2,551.6	404.0	(103.1)	2,852.5

	13,364.1	576.9	(201.6)	13,739.4

Bonds classified as available for sale and designated as held for trading in 2007, analyzed by contractual maturity are shown below. Actual maturities may differ from maturities shown below due to the existence of call and put features. The table below summarizes the amortized cost and carrying value by the earliest contractual maturity of the company’s bond investments. At December 31, 2007, securities containing call and put features represented approximately $49.5 and $1,532.9, respectively (2006-$124.4 and $1,222.4, respectively) of the total fair value of bonds in the table below.

	December 31, 2007		December 31, 2006
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in 1 year or less	382.1	393.6	26.8	30.2
Due after 1 year through 5 years	2,939.5	2,992.9	2,077.6	2,093.5
Due after 5 years through 10 years	2,493.6	2,542.2	1,772.6	1,833.8
Due after 10 years	4,625.4	4,583.6	5,025.7	4,813.5

	10,440.6	10,512.3	8,902.7	8,771.0

Effective interest rate		4.2%		4.8%

FAIRFAX FINANCIAL HOLDINGS LIMITED

The number of continuous months in which securities excluding short term investments had gross unrealized losses at December 31, 2007 and 2006 is as follows:

December 31, 2007

	Less than 12 Months			Greater than 12 Months			Total
		Gross			Gross			Gross
	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of
	Value	Losses	Securities	Value	Losses	Securities	Value	Losses	Securities

Bonds:
Canadian government	–	–	–	136.7	(0.4)	1	136.7	(0.4)	1
U.S. government	1,725.3	(4.0)	14	2,277.5	(74.8)	13	4,002.8	(78.8)	27
Other government	303.8	(7.8)	3	–	–	–	303.8	(7.8)	3
Corporate and other	136.6	(8.8)	8	–	–	–	136.6	(8.8)	8

	2,165.7	(20.6)	25	2,414.2	(75.2)	14	4,579.9	(95.8)	39

Preferred stocks:

U.S.	0.5	(0.9)	1	–	–	–	0.5	(0.9)	1

Common stocks:
Canadian	426.6	(20.9)	11	–	–	–	426.6	(20.9)	11
U.S.	655.0	(78.3)	8	–	–	–	655.0	(78.3)	8
Other	23.0	(3.9)	17	–	–	–	23.0	(3.9)	17

	1,104.6	(103.1)	36	–	–	–	1,104.6	(103.1)	36

	3,270.8	(124.6)	62	2,414.2	(75.2)	14	5,685.0	(199.8)	76

December 31, 2006

	Less than 12 Months			Greater than 12 Months			Total
		Gross			Gross			Gross
	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of
	Value	Losses	Securities	Value	Losses	Securities	Value	Losses	Securities

Bonds:
Canadian government	1,053.1	(9.6)	5	–	–	–	1,053.1	(9.6)	5
U.S. government	1,963.4	(28.9)	21	3,545.6	(275.7)	33	5,509.0	(304.6)	54
Other government	39.6	(0.6)	7	–	–	–	39.6	(0.6)	7
Corporate and other	153.6	(1.4)	13	50.7	(4.6)	18	204.3	(6.0)	31

	3,209.7	(40.5)	46	3,596.3	(280.3)	51	6,806.0	(320.8)	97

Common stocks:
Canadian	180.8	(13.9)	4	–	–	–	180.8	(13.9)	4
U.S.	569.8	(9.8)	5	–	–	–	569.8	(9.8)	5

	750.6	(23.7)	9	–	–	–	750.6	(23.7)	9

	3,960.3	(64.2)	55	3,596.3	(280.3)	51	7,556.6	(344.5)	106

Management has reviewed currently available information regarding those investments other than those classified or designated as held for trading whose estimated fair value is less than cost or amortized cost at December 31, 2007. Debt securities whose amortized cost exceeds market value are expected to be held until maturity or until market value exceeds carrying value. All investments have been reviewed to ensure that corporate performance expectations have not changed significantly to adversely affect the market value of these securities other than on a temporary basis.

The company considers an impairment as other than temporary if evidence indicating that an investment’s cost or amortized cost is recoverable within a reasonable period of time (which, in the case of fixed income securities, may mean until maturity) is outweighed by evidence to the contrary. The company also considers its ability and intent to hold an investment until such recovery of the security’s fair value. Notwithstanding the foregoing, with respect to fixed income securities, an impairment may be considered other than temporary if it is probable that the company will be unable to collect all amounts due under the terms of the securities. Recognition of impairment losses for declines in the value of fixed income investments and equity securities attributable to issuer-specific events are based upon all relevant facts and circumstances for each investment. Factors considered by management include, but are not limited to, the impact of issuer-specific events, industry-specific events, current and expected future market and economic conditions, the nature of the investment, the severity and duration of the impairment and the volatility of the security’s market price.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Investment Income

	2007
	Classified as	Designated as	Classified as
	Held for	Held for	Available			2006	2005
	Trading	Trading	for Sale	Other	Total	Total	Total

Interest income:
Cash and short term investments	182.8	–	29.6	–	212.4	268.6	118.5
Bonds	–	47.4	399.4	–	446.8	356.4	313.3
Derivatives and other	32.3	–	–	–	32.3	–	–

	215.1	47.4	429.0	–	691.5	625.0	431.8

Dividends:
Preferred stocks	–	–	1.2	–	1.2	0.7	3.7
Common stocks	–	–	80.5	–	80.5	71.9	91.1

	–	–	81.7	–	81.7	72.6	94.8

Earnings (losses) from investments, at equity	–	–	–	7.7	7.7	78.0	(39.0)

Expenses	–	–	–	(19.9)	(19.9)	(29.1)	(21.5)

	215.1	47.4	510.7	(12.2)	761.0	746.5	466.1

Net gains (losses) on investments:
Bonds:
Realized gains	–	6.5	93.7	–	100.2	216.3	323.5
Realized (losses)	–	–	(1.0)	–	(1.0)	(7.3)	(27.7)

	–	6.5	92.7	–	99.2	209.0	295.8

Preferred stocks:
Realized gains	–	–	–	–	–	1.6	–
Realized (losses)	–	–	–	–	–	–	–

	–	–	–	–	–	1.6	–

Common stocks:
Realized gains	–	–	158.2	–	158.2	799.4	274.4
Realized (losses)	–	–	(17.7)	–	(17.7)	(4.3)	(20.0)

	–	–	140.5	–	140.5	795.1	254.4

Investments, at equity	–	–	–	220.5	220.5	–	–

Other invested assets	–	–	–	13.0	13.0	–	–

Securities sold short:
Realized gains	85.9	–	–	–	85.9	9.1	0.3
Realized (losses)	(3.9)	–	–	–	(3.9)	–	–

	82.0	–	–	–	82.0	9.1	0.3

Derivative instruments:
Realized gains	270.9	–	–	–	270.9	–	47.5
Realized (losses)	(81.6)	–	–	–	(81.6)	(110.1)	(12.8)

	189.3	–	–	–	189.3	(110.1)	34.7

Unrealized gains (losses) on derivative instruments:
SPDRs short position	(15.9)	–	–	–	(15.9)	(76.9)	(17.8)
Total return swaps	67.8	–	–	–	67.8	(3.9)	(15.6)
Common stock short positions	5.0	–	–	–	5.0	(5.9)	4.0
S&P index call options	(4.0)	–	–	–	(4.0)	20.9	(20.3)
Credit default swaps	960.3	–	–	–	960.3	(83.5)	(101.6)
Warrants and other derivatives	(9.8)	–	–	–	(9.8)	(0.7)	8.5
Financial instruments designated as held for trading	–	(48.5)	–	–	(48.5)	–	–

	1,003.4	(48.5)	–	–	954.9	(150.0)	(142.8)

Repurchase of debt	–	–	–	1.8	1.8	(15.7)	0.5
Secondary offerings – OdysseyRe	–	–	–	–	–	69.7	–
Other	–	–	–	51.0	51.0	64.4	(8.7)
Other than temporary impairments of investments	–	–	(102.6)	(10.2)	(112.8)	(37.8)	(48.5)

	1,274.7	(42.0)	130.6	276.1	1,639.4	835.3	385.7

	1,489.8	5.4	641.3	263.9	2,400.4	1,581.8	851.8

Earnings from investments at equity includes a provision of $37.4 for other than temporary impairment related to the company’s investment in Advent. Included in net gains on investments – other are dilution losses of $8.0 (2006 – $8.1; 2005 – nil) and dilution gains of $1.2 (2006 – $15.8; 2005 – $1.0) related to changes in the company’s proportional ownership of OdysseyRe and Hub, respectively.

The following table summarizes the impact of investments classified or designated as held for trading on net gains on investments included in the consolidated statement of earnings.

			Common	S&P		Warrants	Fair
	SPDRS	Total	Stock	Index	Credit	and	Value
	Short	Return	Short	Call	Default	Other	Option
	Sales	Swaps	Sales	Options	Swaps	Derivatives	Bonds	Total

For the year ended December 31, 2007
Realized gains (losses) on disposal	–	(0.3)	80.8	25.5	173.6	(1.4)	19.1	297.3
Reversal of mark-to-market (gains) losses recognized in prior years on current year disposals	–	4.2	1.2	(21.3)	11.1	(2.1)	(12.6)	(19.5)
Mark-to-market gains (losses) arising in year	(15.9)	67.8	5.0	(4.0)	960.3	(9.8)	(48.5)	954.9

Net gains (losses)	(15.9)	71.7	87.0	0.2	1,145.0	(13.3)	(42.0)	1,232.7

For the year ended December 31, 2006
Realized gains (losses) on disposal	–	(144.7)	8.4	(25.7)	–	(12.1)	–	(174.1)
Reversal of mark-to-market (gains) losses recognized in prior years on current year disposals	–	60.6	0.7	7.8	–	4.0	–	73.1
Mark-to-market gains (losses) arising in year	(76.9)	(3.9)	(5.9)	20.9	(83.5)	(0.7)	–	(150.0)

Net gains (losses)	(76.9)	(88.0)	3.2	3.0	(83.5)	(8.8)	–	(251.0)

For the year ended December 31, 2005
Realized gains (losses) on disposal	–	(3.7)	(2.9)	–	–	57.5	–	50.9
Reversal of mark-to-market (gains) losses recognized in prior years on current year disposals	–	–	3.2	–	–	(19.1)	–	(15.9)
Mark-to-market gains (losses) arising in year	(17.8)	(15.6)	4.0	(20.3)	(101.6)	8.5	–	(142.8)

Net gains (losses)	(17.8)	(19.3)	4.3	(20.3)	(101.6)	46.9	–	(107.8)

FAIRFAX FINANCIAL HOLDINGS LIMITED

4.	Securities Sold but not yet Purchased and Derivative Transactions

	December 31, 2007				December 31, 2006
		Notional	Fair Value			Notional	Fair Value
	Cost	Value	Assets	Liabilities	Cost	Value	Assets	Liabilities

Securities sold short
SPDRs	819.7	–	–	975.4	499.8	–	–	634.6
Common stock	74.8	–	–	72.8	140.3	–	–	144.5
Equity index total return swaps	–	1,629.8	59.5	6.8	–	681.4	–	4.2
Common stock total return swaps	–	247.0	19.2	3.8	–	–	–	–
Short positions effected by equity contracts
S&P 500 index call options	3.6	2,480.0	0.3	–	18.9	1,388.1	40.2	–
Credit contracts
Credit default swaps	340.0	18,539.2	1,119.1	–	275.6	13,175.4	71.2	–
Warrants	20.5	418.2	15.3	–	20.3	418.2	22.5	–
Other	–	–	–	4.0	–	–	1.0	–

Total			1,213.4	1,062.8			134.9	783.3

At December 31, 2007, as protection against a decline in equity markets, the company had short positions in SPDRs, U.S. listed common stocks, equity total return swaps and U.S. equity index total return swaps with total notional amounts or initial liabilities for securities sold but not yet purchased as shown in the table above. The company has purchased short term S&P 500 index call options to limit the potential loss on U.S. equity index total return swaps and the SPDRs short positions and to provide general protection against the short position in common stocks. The fair value of derivatives in a gain position are presented on the balance sheet in derivatives and other invested assets. The fair value of derivatives in a loss position and obligations to purchase securities sold short are presented on the balance sheet in short sale and derivative obligations.

At December 31, 2007, the fair value of assets pledged as collateral for the obligations to purchase securities sold short, total return swaps and equity index swaps was $1,798.7 (2006 – $1,018.1), of which $221.3 (2006 – $208.4) was restricted cash and the remainder, although pledged, is able to be substituted with similar assets.

The company has purchased credit default swaps, referenced to various issuers in the banking, mortgage and insurance sectors of the financial services industry, which serve as an economic hedge against declines in the fair value of the company’s financial assets. The notional amount and fair value of these credit default swaps are shown in the preceding table. During 2007, the company sold $965.5 (2006 and 2005 – nil) notional amount of credit default swaps for proceeds of $199.3 (2006 and 2005 – nil) and net gains of $184.7 (2006 and 2005 - nil) and recorded net mark-to-market gains of $960.3 (2006 – losses of $83.5; 2005 – losses of $101.6).

The fair values of credit default swaps are based principally on third party broker-dealer quotes which are based on market observable inputs. In addition, the company assesses the reasonableness of the fair values obtained from these providers by comparing these fair values to values produced using individual issuer credit default swap yield curves, by referencing them to movements in credit spreads and by comparing them to recent market transaction prices for similar credit default swaps where available. The fair values of credit default swaps are subject to significant volatility arising from the potential differences in the perceived risk of default of the underlying issuers, movements in credit spreads and the length of time to the contracts’ maturity.

A maturity analysis of the credit default swaps at December 31, 2007 is presented in the following table:

	Notional Value	Fair Value

Expiring in 1 year or less	647.0	7.2
Expiring after 1 year through 5 years	12,152.1	741.7
Expiring after 5 years through 10 years	5,740.1	370.2

	18,539.2	1,119.1

Pursuant to the agreements governing the credit default swaps as negotiated by the company with the counterparties, the counterparties to these transactions are contractually required to deposit government securities in collateral accounts for the benefit of the company in amounts related to the then current fair value of the credit default swaps. The fair value of this collateral at December 31, 2007 was $886.0 (2006 – nil). Fairfax does not have the right to sell or repledge this collateral.

5.	Provision for Claims

The provisions for unpaid claims and adjustment expenses and for the third party reinsurers’ share thereof are estimates subject to variability, and the variability could be material in the near term. The variability arises because all events affecting the ultimate settlement of claims have not taken place and may not take place for some time. Variability can be caused by receipt of additional claim information, changes in judicial interpretation of contracts or liability, significant changes in severity or frequency of claims from historical trends, expansion of coverage to include unanticipated exposures, or a variety of other reasons. The estimates are principally based on the company’s historical experience. Methods of estimation have been used which the company believes produce reasonable results given current information.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Changes in claim liabilities recorded on the consolidated balance sheets as at December 31, 2007, 2006 and 2005 and their impact on unpaid claims and allocated loss adjustment expenses for these three years are as shown in the following table:

	2007	2006	2005

Unpaid claim liabilities – beginning of year – net	10,633.8	9,332.8	7,794.2
Foreign exchange effect of change in claim liabilities	328.8	78.3	15.2
Increase in estimated losses and expenses for losses occurring in prior years	22.8	288.1	550.9
Incurred loss occurring due to Swiss Re commutation	–	412.6	–
Provision for losses and expenses on claims occurring in the current year	3,122.5	3,126.9	3,784.5
Paid on claims occurring during:
the current year	(786.3)	(748.4)	(854.4)
prior years	(2,696.8)	(2,443.9)	(1,995.8)
Proceeds from the Swiss Re commutation	–	587.4	–
Unpaid claims liabilities of acquired companies at December 31	–	–	38.2

Provision for claims and loss adjustment expenses at December 31 before the undernoted	10,624.8	10,633.8	9,332.8
CTR Life	21.5	24.8	29.4

Unpaid claims liabilities – end of year – net	10,646.3	10,658.6	9,362.2
Reinsurance gross-up	4,401.8	4,843.7	6,872.9

Unpaid claim liabilities – end of year – gross	15,048.1	15,502.3	16,235.1

The foreign exchange effect of change in claim liabilities results from the fluctuation of the weakening U.S. dollar in relation to primarily the Canadian dollar and European currencies. The commutation in 2006 of the $1 billion Swiss Re corporate adverse development cover resulted in an incurred loss of $412.6 and net proceeds of $587.4.

The basic assumptions made in establishing actuarial liabilities are best estimates of possible outcomes. The company uses tabular reserving for workers’ compensation liabilities that are considered fixed and determinable with standard mortality assumptions, and discounts such reserves using interest rates of 3.5% to 5.0%.

The fair value of insurance and reinsurance contracts is estimated as follows:

2007

Insurance contracts	17,041.6
Reinsurance contracts	4,360.6

The fair value of insurance contracts is comprised of the fair value of unpaid claim liabilities and the fair value of the unearned premiums. The fair value of ceded reinsurance contracts is comprised of the fair value of reinsurers’ share of unpaid claim liabilities and the unearned premium. Both reflect the time value of money whereas the carrying values (including the reinsurers’ share thereof) do not reflect discounting , except for workers’ compensation lines of business as described above. The calculation of the fair value of the unearned premium includes acquisition expenses to reflect the deferral of these expenses at the inception of the insurance contract. The estimated value of insurance and ceded reinsurance contracts is determined by projecting the expected future cash flows of the contracts, selecting the appropriate interest rates, and applying the resulting discount factors to expected future cash flows. The difference between the sum of the undiscounted expected future cash flows and discounted future cash flows represent the time value of money. A margin for risk and uncertainty is added to the discounted cash flows to reflect the volatility of the lines of business written, quantity of reinsurance purchased, credit quality of reinsurers and a risk margin for future changes in interest rates.

The table that follows shows the potential impact of interest rate fluctuations on the fair value of insurance and reinsurance contracts:

	Fair Value	Fair Value
	of	of
	Insurance	Reinsurance
	Contracts	Contracts

Change in Interest Rates
100 basis point rise	16,628.6	4,242.2
100 basis point decline	17,562.8	4,504.1

6.	Significant Commutations

On July 27, 2006, Fairfax exercised its right to commute the Swiss Re corporate adverse development cover, as it had determined that based on projected payout patterns and other financial considerations, that cover no longer provided it with a commercial or economic advantage. At the time of the commutation on August 3, 2006, Fairfax also terminated its $450 letter of credit facility effectively secured by the assets held in trust derived from the premiums on the Swiss Re corporate adverse development cover and the accumulated interest thereon. By virtue of the commutation, the $587.4 of funds held in trust under the Swiss Re corporate adverse development cover were paid to nSpire Re. The accounting effect of the commutation was a non-cash pre-tax and after-tax charge of $412.6.

TIG’s commutation with Chubb Re in 2005 resulted in a $103.1 pre-tax charge to earnings. Net reserves were increased by the amount of reserves which were formerly reinsured.

7.	Reinsurance

The company follows the policy of underwriting and reinsuring contracts of insurance and reinsurance which, depending on the type of contract, generally limits the liability of the individual insurance and reinsurance subsidiaries to a maximum amount on any one loss of $15.0 for OdysseyRe, $5.0 (excluding workers’ compensation) for Crum & Forster and $3.8 for Northbridge. Reinsurance decisions are made by the subsidiaries to reduce and spread the risk of loss on insurance and reinsurance written, to limit multiple claims arising from a single occurrence and to protect capital resources. The amount of reinsurance purchased can vary among subsidiaries depending on the lines of business written, their respective capital resources and prevailing or expected market conditions. Reinsurance is generally placed on an excess of loss basis and written in several layers, the purpose of which is to limit the amount of one risk to a maximum amount acceptable to the subsidiary and protect from losses on multiple risks arising from a single occurrence. This type of reinsurance includes what is generally referred to as catastrophe reinsurance. The company’s reinsurance does not, however, relieve the company of its primary obligation to the policy holder.

The majority of reinsurance contracts purchased by the company provide coverage for a one year term and are negotiated annually. The ability of the company to obtain reinsurance on terms and prices consistent with historical results reflects, among other factors, recent loss experience of the company and of the industry in general. The company does not expect that there will be significant changes in prices or terms and conditions in the near future. If a major loss were to occur (for example, of the magnitude of 2005’s Hurricane Katrina) or if the performance of the industry were to deteriorate, the cost for reinsurance could change significantly. If that were to occur, each subsidiary would evaluate the relative costs and benefits of accepting more risk on a net basis, reducing exposure on a direct basis or paying additional premiums for reinsurance.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Historically the company has purchased, or has negotiated as part of the purchase of a subsidiary, adverse development covers as protection from adverse development on prior years’ reserves. In the past, significant amounts of reserve development have been ceded to these reinsurance treaties. The majority of these treaties have been commuted, are at limit, or are nearing limit, so that going forward, if further adverse reserve development originally protected by these covers were to occur, little if any would be ceded to reinsurers.

The net impact of ceded reinsurance transactions for each of the fiscal years 2007, 2006 and 2005 was as follows:

	2007	2006	2005

Earned premiums ceded to reinsurers	(725.0)	(747.2)	(860.1)
Commissions earned on ceded reinsurance premiums	147.3	143.7	145.2
Claims incurred ceded to reinsurers(1)(2)	235.9	(98.0)	1,522.9
Provision for uncollectible reinsurance	(46.2)	(46.5)	(51.1)

Net impact of ceded reinsurance transactions (pre-tax)	(388.0)	(748.0)	756.9

(1)	In 2006 included a $412.6 loss on the commutation of the Swiss Re corporate adverse development cover.

(2)	In 2005 included significant claims related to U.S. Gulf hurricanes and included a $103.1 loss on the commutation of the Chubb Re adverse development cover by U.S. runoff.

The company has guidelines and a review process in place to assess the creditworthiness of the reinsurers to which it cedes. Note 18 discusses the company’s management of credit risk associated with reinsurance recoverables.

The company makes specific provisions against reinsurance recoverables from reinsurers considered to be in financial difficulty. In addition, the company records a general allowance based upon analysis of historical recoveries, the level of allowance already in place and management’s judgment on future collectibility. The provision for uncollectible reinsurance at December 31, 2007 was $424.3 (2006 – $432.3).

8.	Long Term Debt

The long term debt at December 31 consists of the following balances:

	2007			2006
		Unamortized
		issue costs	Total	Total
		and	carrying	carrying
	Principal	discounts*	value	value

Fairfax €45.7 secured debt at 2.5% due February 27, 2007 (effectively a €33.6 debt at 8%)(1)	–	–	–	60.4
Fairfax unsecured senior notes at 6.875% due April 15, 2008(3)	62.1	–	62.1	62.1
Fairfax unsecured senior notes at 7.75% due April 15, 2012(1)(2)	181.6	(4.9)	176.7	464.2
Fairfax unsecured senior notes at 8.25% due October 1, 2015(1)(3)	90.9	(0.4)	90.5	100.0
Fairfax unsecured senior notes at 7.75% due June 15, 2017(1)(4)	282.6	(20.9)	261.7	–
Fairfax unsecured senior notes at 7.375% due April 15, 2018(1)(3)	144.2	(0.6)	143.6	184.2
Fairfax unsecured senior notes at 8.30% due April 15, 2026(2)(3)	91.8	(0.5)	91.3	91.8
Fairfax unsecured senior notes at 7.75% due July 15, 2037(3)	91.3	(1.4)	89.9	91.3
Fairfax 5% convertible senior debentures due July 15, 2023(2)(5)	137.0	(2.7)	134.3	135.4
Other debt – 6.15% secured loan due January 28, 2009	13.1	–	13.1	13.2

Long term debt – holding company borrowings	1,094.6	(31.4)	1,063.2	1,202.6

OdysseyRe unsecured senior notes at 6.875% due May 1, 2015(6)	125.0	(0.6)	124.4	125.0
OdysseyRe convertible senior debentures at 4.375% due June 22, 2022(1)(2)	–	–	–	23.5
OdysseyRe unsecured senior notes at 7.65% due November 1, 2013(6)	225.0	(0.3)	224.7	225.0
OdysseyRe unsecured senior notes, Series A, floating rate due March 15, 2021(2)	50.0	–	50.0	50.0
OdysseyRe unsecured senior notes, Series B, floating rate due March 15, 2016(2)	50.0	–	50.0	50.0
OdysseyRe unsecured senior notes, Series C, floating rate due December 15, 2021(2)	40.0	–	40.0	40.0
Crum & Forster unsecured senior notes at 10.375% due June 15, 2013(1)(7)	4.3	(0.1)	4.2	300.0
Crum & Forster unsecured senior notes at 7.75% due May 1, 2017(1)(8)	330.0	(26.9)	303.1	–
Cunningham Lindsey unsecured Series B debentures of Cdn$125 at 7.0% due June 16, 2008	126.7	–	126.7	107.4
Other long term debt of Cunningham Lindsey	–	–	–	0.3

	951.0	(27.9)	923.1	921.2

Less: Cunningham Lindsey debentures held by Fairfax	(8.1)	–	(8.1)	(8.1)

Long term debt – subsidiary company borrowings	942.9	(27.9)	915.0	913.1

	2,037.5	(59.3)	1,978.2	2,115.7

*	Unamortized issue costs and discounts are reclassified from other assets to long term debt beginning January 1, 2007. Balances at December 31, 2006 have not been restated to include unamortized issue costs and discounts.

FAIRFAX FINANCIAL HOLDINGS LIMITED

(1)	During 2007, the company or one of its subsidiaries completed the following transactions with respect to its debt:

(a)	The company purchased $9.1 of its notes due in 2015 and $40.0 of its notes due in 2018 for cash payments of $9.3 and $38.1 respectively. The company repaid the outstanding $60.4 of its notes which matured on February 27, 2007.

(b)	The company closed its note exchange offer (which was accounted for as a modification of debt), under which $282.6 of outstanding notes due in 2012 were exchanged for a cash early participation payment of $11.2 and the issue of $282.6 of new 7 3/4% senior notes due in 2017, plus accrued interest to the settlement date. Of the $3.8 of additional transaction costs, $2.9 qualified for deferral and amortization pursuant to debt modification accounting treatment and has been classified as a reduction to the carrying value of the debt.

(c)	Crum & Forster completed a private placement debt offering of $330.0 principal amount of 7 3/4% senior notes due May 1, 2017 at an issue price of 100%. Pursuant to Crum & Forster’s tender offer to purchase for cash any and all of its outstanding 10 3/8% senior notes due 2013, the net proceeds of the above-mentioned offering of $325.2 (after commissions and expenses), together with available cash on hand, were used to purchase $295.7 of the 2013 senior notes for total consideration of $325.7, plus accrued and unpaid interest of $12.1. Interest for 2007 includes $21.2 of one-time debt extinguishment and transaction costs on Crum & Forster’s tender offer and debt offering which did not qualify for deferral and amortization pursuant to debt modification accounting treatment.

(d)	Following OdysseyRe’s calling the outstanding $23.5 principal amount of its 4.375% convertible senior debentures due 2022 for redemption, all holders of these debentures converted their debentures into common shares of OdysseyRe, with the result that none of these debentures thereafter remained outstanding. These transactions decreased the company’s ownership percentage of OdysseyRe from 59.6% at December 31, 2006 to 58.7% at June 30, 2007, increased the balance sheet non-controlling interest by $29.0 and resulted in a dilution loss of $3.3.

(2)	During 2006, the company or one of its subsidiaries completed the following transactions with respect to its debt:

(a)	The company purchased $2.2 of its notes due in 2012 and $5.8 of its notes due in 2026 for a total cash consideration of $7.4 and repaid the outstanding $60.6 of its 7.375% notes which matured on March 15, 2006.

(b)	The company purchased for cancellation $5.0 principal amount of its convertible senior debentures due in 2023 for a cash payment of $4.3. This repurchase was recorded as a $3.6 and $1.5 reduction of long term debt and other paid in capital, respectively.

(c)	The holders of $39.1 principal amount of OdysseyRe’s 4.375% convertible senior debentures due 2022 converted those debentures into common shares of OdysseyRe. OdysseyRe also repurchased $16.9 principal amount of its above-mentioned debentures for cash payments aggregating $19.3. Each holder could, at its option, require OdysseyRe to repurchase all or a portion of this debt (for cash or OdysseyRe common shares, at OdysseyRe’s option) on June 22, 2007, 2009, 2012 and 2017. The debentures were convertible at the holder’s option, under certain circumstances, into OdysseyRe common shares in the ratio of 46.9925 OdysseyRe shares for every $1,000 principal amount of this debt ($21.28 per share). OdysseyRe was permitted to satisfy the obligation in stock or cash, or a combination thereof.

(d)	OdysseyRe issued $100.0 of senior unsecured notes on February 22, 2006. The notes were sold in two tranches: $50.0 Series A due in 2021 and $50.0 Series B due in 2016. The Series A and Series B notes are callable by OdysseyRe in 2011 and 2009, respectively, at their par value plus accrued and unpaid interest. The interest rate on each series of debentures is equal to three month LIBOR, which is calculated on a quarterly basis, plus 2.20%. OdysseyRe issued an additional $40.0 of senior unsecured notes on November 28, 2006. The Series C notes are due in 2021 and are callable by OdysseyRe in 2011 at their par value plus accrued and unpaid interest. The interest rate is equal to three month LIBOR plus 2.5% and is reset after every payment date.

(e)	OdysseyRe repaid the outstanding $40.0 of its 7.49% notes which matured on November 30, 2006.

(3)	During 2002, the company closed out the swaps for this debt and deferred the resulting gain which is amortized to earnings over the remaining term to maturity. The unamortized balance at December 31, 2007 is $36.1 (2006 – $39.3).

(4)	Redeemable at Fairfax’s option at any time on or after June 15, 2012, June 15, 2013, June 15, 2014 and June 15, 2015 at $103.9, $102.6, $101.3 and $100.0 per bond, respectively .

(5)	Each $1,000 principal amount of debentures is convertible under certain circumstances into 4.7057 subordinate voting shares ($212.51 per share). Prior to July 15, 2008, the company may redeem the debentures (effectively forcing conversion) if the share price exceeds $293.12 for 20 trading days in any 30-day trading period. The company may redeem the debentures at any time commencing July 15, 2008, and the debenture holders can put their debentures to the company for repayment on July 15, 2008, 2013 and 2018. The company has the option to repay the debentures in cash, subordinate voting shares or a combination thereof. These convertible debentures are recorded as components of debt and equity. The amount currently recorded as long term debt will accrete to the $188.5 face value of the debt over the remaining term to maturity ending in 2023. On January 9, 2008, the company called for redemption all of these debentures. On the redemption date of February 13, 2008, $188.5 principal amount of these debentures had been converted by their holders into 886,888 subordinate voting shares of the company and the company paid a nominal amount of cash to redeem the unconverted debentures and in lieu of fractional shares.

(6)	Redeemable at OdysseyRe’s option at any time at a price equal to the greater of (a) 100% of the principal amount to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.

(7)	The notes are redeemable by Crum & Forster at any time on or after June 15, 2008, June 15, 2009, June 15, 2010 and June 15, 2011 at $105.2, $103.5, $101.7 and $100.0 per bond, respectively.

(8)	Redeemable at Crum & Forster’s option at any time beginning May 1, 2012 at specified redemption prices.

(9)	During 2004, the company, through one if its subsidiaries, purchased its $78.0 principal amount of 3.15% exchangeable debentures due 2010 in a private transaction. As consideration, the subsidiary issued $101.0 principal amount of new 3.15% exchangeable debentures due 2009 which were collectively exchangeable at the option of the holders into an aggregate of 4,300,000 OdysseyRe common shares in August 2006 (with respect to $32.9 principal amount of new debentures) and November 2006 (with respect to $68.1 principal amount of new debentures). In June and August 2006, the company repurchased $32.9 of these exchangeable debentures for cash consideration of $43.4 and in November 2006, the holder of $68.1 principal amount of these debentures exercised its right to receive 2.9 million OdysseyRe common shares in extinguishment of the remaining indebtedness under these debentures.

During 2007, Northbridge established a five-year, unsecured, revolving credit facility with a Canadian chartered bank for up to Cdn$50.0, replacing its previous Cdn$40.0 demand facility. Borrowings under the credit facility are available to Northbridge in one or more direct loans bearing interest at the bank’s prime rate of interest, in bankers’ acceptances issuable at the applicable bankers’ acceptance rate plus a specified drawing fee, or on a contingent basis through letters of credit for which an annual fee is paid equal to a specified percentage of the letters’ face amount. The credit facility also permits Northbridge subsidiaries to access letters of credit guaranteed by Northbridge. As at December 31, 2007, letters of credit with an aggregate face amount of approximately Cdn$21.3 were outstanding under the credit facility, of which Cdn$20.0 was outstanding in favour of Commonwealth in support of certain reinsurance recoverable balances.

OdysseyRe formerly maintained a three-year revolving credit facility of $150.0 which was available for direct, unsecured borrowings. On July 13, 2007, OdysseyRe entered into a new-

FAIRFAX FINANCIAL HOLDINGS LIMITED

five year $200.0 credit facility with a syndicate of lenders. Of this credit facility, $100.0 is available for direct, unsecured borrowings and all of it is available for the issuance of secured letters of credit. OdysseyRe also has the option to increase the aggregate amount of the facility by $100.0, to a maximum facility size of $300.0. As at December 31, 2007, there was $56.5 outstanding, all of which was in support of letters of credit.

Consolidated interest expense on long term debt amounted to $202.1 (2006 – $203.4; 2005 – $191.8). Interest expense on Cunningham Lindsey’s total indebtedness amounted to $7.4 (2006 – $7.0; 2005 – $8.6). The aggregate amount of cash interest paid for the years ended December 31, 2007, 2006 and 2005 was $184.3, $214.6 and $198.4, respectively. At December 31, 2007, the fair value of the company’s long term debt is estimated to be $2,033.7 (2006 – $2,146.3).

Principal repayments excluding those disclosed in (5) above are due as follows:

2008	181.0
2009	12.8
2010	–
2011	–
2012	181.6
Thereafter	1,525.1

9.	Other Long Term Obligations – Holding Company

Other holding company long term obligations are comprised of the following:

	2007		2006
	Carrying	Fair	Carrying	Fair
	value	value	value	value

Purchase consideration payable	174.7	174.7	179.2	179.2
Trust preferred securities of subsidiaries	17.9	17.0	17.9	15.8

	192.6	191.7	197.1	195.0

On December 16, 2002, the company acquired Xerox’s 72.5% economic interest in TRG, the holding company of International Insurance Company (“IIC”), in exchange for payments over the next 15 years of $424.4 ($203.9 at December 16, 2002 using a discount rate of 9.0% per annum), payable approximately $5.0 a quarter from 2003 to 2017 and approximately $128.2 on December 16, 2017. Upon this acquisition, Xerox’s non-voting shares in TRG were amended to make them mandatorily redeemable for the payments described above and to eliminate Xerox’s participation in the operations of IIC, and a direct contractual obligation was effectively created from the company to Xerox. On December 16, 2002, TIG merged with IIC. In addition to normal course repayments, during 2006, the company repaid an additional $9.1 of its purchase consideration payable for cash payments of $10.7.

TIG Holdings had issued 8.597% junior subordinated debentures to TIG Capital Trust (a statutory business trust subsidiary of TIG Holdings) which, in turn, has issued 8.597% mandatory redeemable capital securities, maturing in 2027. During 2006, the company purchased $34.5 of these trust preferred securities for cash payments of $29.2.

10.	Shareholders’ Equity

Capital Stock

Authorized capital

The authorized share capital of the company consists of an unlimited number of preferred shares issuable in series, an unlimited number of multiple voting shares carrying ten votes per share and an unlimited number of subordinate voting shares carrying one vote per share.

Issued capital

Issued capital includes both multiple and subordinate voting shares, Series A preferred shares and Series B preferred shares.

Series A preferred shares are floating rate cumulative redeemable (at the company’s option) preferred shares with an annual dividend rate based on the prime rate, but in any event not less than 5% per annum and with stated capital of Cdn$25 per share.

Series B preferred shares are fixed rate cumulative redeemable (at the company’s option) preferred shares with a dividend rate of 6.5% per annum until November 30, 2009 and thereafter at an annual rate based upon the yield of five year Government of Canada bonds, and stated capital of Cdn$25 per share.

Treasury shares

The company acquires its own subordinate voting shares on the open market to be used in its various senior share plans which are discussed more fully in note 13.

Capital transactions

(a)	Under the terms of normal course issuer bids approved by the Toronto Stock Exchange, during 2007 the company repurchased for cancellation 38,600 (2006 – 67,800; 2005 – 49,800) subordinate voting shares for a net cost of $7.0 (2006 – $7.7; 2005 – $7.4), of which $2.5 (2006 – nil; 2005 – $0.3) was charged to retained earnings.

(b)	On October 5, 2005, the company issued 1,843,318 subordinate voting shares at $162.75 per share for net proceeds after issue costs (net of tax) of $299.8.

Accumulated Other Comprehensive Income

The balances related to each component of accumulated other comprehensive income as at December 31, 2007 are as follows:

		Income tax
	Pre-tax	(expense)	After-tax
	amount	recovery	amount

Net unrealized gains on available for sale securities
Bonds	74.8	(19.9)	54.9
Common stocks	285.6	(93.4)	192.2

	360.4	(113.3)	247.1
Currency translation account	94.1	19.3	113.4

	454.5	(94.0)	360.5

11.	Income Taxes

The company’s provision for (recovery of) income taxes is as follows:

	2007	2006	2005

Current	387.6	110.4	85.5
Future	323.5	375.2	(151.8)

	711.1	485.6	(66.3)

The provision for income taxes differs from the statutory tax rate as certain sources of income are exempt from tax or are taxed at rates other than the statutory rate. A reconciliation of income tax

FAIRFAX FINANCIAL HOLDINGS LIMITED

calculated at the statutory tax rate with the income tax provision at the effective tax rate in the financial statements is summarized in the following table:

	2007	2006	2005

Provision for (recovery of) income taxes at the statutory income tax rate	780.3	317.3	(168.5)
Non-taxable investment income	(6.9)	(8.0)	(20.2)
Non-taxable portion of Hub sale (2006 – OdysseyRe sale)	(11.9)	(22.7)	—
Tax rate differential on (income) losses incurred outside Canada	(50.8)	98.3	74.9
Foreign exchange	8.8	(0.9)	0.6
Change in tax rate for future income taxes	(2.9)	13.4	—
Recovery relating to prior years reassessment	(8.9)	(42.2)	—
Unrecorded tax benefit of losses and movement in valuation allowance	10.9	91.2	47.6
Other including permanent differences	(7.5)	39.2	(0.7)

Provision for (recovery of) income taxes	711.1	485.6	(66.3)

Future income taxes of the company are as follows:

	2007	2006

Operating and capital losses	373.2	338.9
Claims discount	280.4	292.3
Unearned premium reserve	78.1	85.4
Deferred premium acquisition cost	(73.6)	(76.6)
Allowance for doubtful accounts	20.5	21.5
Investments and other	(334.3)	109.8

Future income taxes	344.3	771.3

The company has net operating loss carryforwards in the U.S. of approximately $274.5, all of which expire after 2018, in Canada of approximately $365.3 expiring from 2008 to 2027, in Ireland of $604.6 with no expiry date and in the U.K. of $313.5 with no expiry date. The company also has net capital loss carryforwards of approximately $42.5 with no expiry date.

The aggregate amount of income taxes paid for the years ended December 31, 2007, 2006 and 2005 was $266.2, $117.6 and $102.4, respectively.

Management reviews the valuation of the future income tax assets on an ongoing basis and adjusts the valuation allowance, as necessary, to reflect its anticipated realization. As at December 31, 2007, management has recorded a valuation allowance against operating and capital losses and timing differences of $271.1 (2006 – $231.9), of which $36.2 relates to foreign accrual property losses in Canada, $180.9 relates to all of the losses carried forward and timing differences in the U.K. and Ireland, and $32.5 and $15.9 relates to losses of Cunningham Lindsey in Canada and the U.S. respectively. Management expects that recorded future income tax assets will be realized in the normal course of operations. There are no valuation allowances related to the Canadian and U.S. insurance and reinsurance operating companies.

12.	Statutory Requirements

The retained earnings of the company are largely represented by retained earnings at the insurance and reinsurance subsidiaries. The company’s insurance and reinsurance subsidiaries are subject to certain requirements and restrictions under their respective insurance company Acts including minimum capital requirements and dividend restrictions. The company’s share of dividends paid in 2007 by the subsidiaries which are eliminated on consolidation was $112.6 (2006 – $142.8). The company’s ability to receive funds from OdysseyRe and Northbridge is limited, as these are public companies with independent boards of directors who control dividend policies. At December 31, 2007, the company has access to $163.3 of dividend capacity at Crum & Forster. The company’s capital requirements and management thereof are discussed in note 18.

13.	Contingencies and Commitments

SEC Subpoenas

On September 7, 2005, the company announced that it had received a subpoena from the U.S. Securities and Exchange Commission (the “SEC”) requesting documents regarding any nontraditional insurance or reinsurance product transactions entered into by the entities in the consolidated group and any non-traditional insurance or reinsurance products offered by the entities in that group. On September 26, 2005, the company announced that it had received a further subpoena from the SEC as part of its investigation into such loss mitigation products, requesting documents regarding any transactions in the company’s securities, the compensation for such transactions and the trading volume or share price of such securities. Previously, on June 24, 2005, the company announced that the company’s Fairmont subsidiary had received a subpoena from the SEC requesting documents regarding any nontraditional insurance product transactions entered into by Fairmont with General Re Corporation or affiliates thereof. The U.S. Attorney’s office for the Southern District of New York is reviewing documents produced by the company to the SEC and is participating in the investigation of these matters. The company is cooperating fully with these requests. The company has prepared presentations and provided documents to the SEC and the U.S. Attorney’s office, and its employees, including senior officers, have attended interviews conducted by the SEC and the U.S. Attorney’s office.

The company and Prem Watsa, the company’s Chief Executive Officer, received subpoenas from the SEC in connection with the answer to a question on the February 10, 2006 investor conference call concerning the review of the company’s finite reinsurance contracts. In the fall of 2005, Fairfax and its subsidiaries prepared and provided to the SEC a list intended to identify certain finite contracts and contracts with other non-traditional features of all Fairfax group companies. As part of the 2005 year-end reporting and closing process, Fairfax and its subsidiaries internally reviewed all of the contracts on the list provided to the SEC and some additional contracts as deemed appropriate. That review led to a restatement by OdysseyRe. That review also led to some changes in accounting for certain contracts at nSpire Re. Subsequently, during 2006, following an internal review of the company’s consolidated financial statements and accounting records that was undertaken in contemplation of the commutation of the Swiss Re corporate adverse development cover, the company also restated various of its previously reported consolidated financial statements and related disclosures. That restatement included a restatement of the accounting for certain reinsurance contracts that were commuted in 2004 and a reinsurance contract that was commuted in 2002 to apply the deposit method of accounting rather than reinsurance accounting. All of the above noted items and related adjustments are reflected in the company’s comparative results. The company continues to respond to requests for information from the SEC and there can be no assurance that the SEC’s review of documents provided will not give rise to further adjustments.

The company understands that the SEC has issued subpoenas to various third parties involved in the matters which are the subject of the SEC subpoenas issued to the company, including the company’s independent auditors (which in Canada received a letter requesting cooperation and in the U.S. received a subpoena) and a shareholder (that has previously disclosed receipt of a subpoena). In addition, it is possible that other governmental and enforcement agencies will seek to review information related to these matters, or that the company, or other parties with whom it interacts, such as customers or shareholders, may become subject to direct requests for information or other inquiries by such agencies.

FAIRFAX FINANCIAL HOLDINGS LIMITED

These inquiries are ongoing and the company continues to comply with requests for information from the SEC and the U.S. Attorney’s office. At the present time the company cannot predict the outcome from these continuing inquiries or the ultimate effect on its business, operations or financial condition, which effect could be material and adverse. The financial cost to the company to address these matters has been and may continue to be significant. The company expects that these matters may continue to require significant management attention, which could divert management’s attention away from the company’s business. In addition, the company could be materially adversely affected by negative publicity related to these inquiries or any similar proceedings. Any of the possible consequences noted above, or the perception that any of them could occur, could have an adverse effect upon the market price for the company’s securities.

Lawsuits

(a)	During 2006, several lawsuits seeking class action status were filed against Fairfax and certain of its officers and directors in the United States District Court for the Southern District of New York. The Court made an order consolidating the various pending lawsuits and granted the single remaining motion for appointment as lead plaintiffs. The Court also issued orders approving scheduling stipulations filed by the parties to the consolidated lawsuit. On February 8, 2007, the lead plaintiffs filed an amended consolidated complaint (the “Amended Consolidated Complaint”), which states that the lead plaintiffs seek to represent a class of all purchasers and acquirers of securities of Fairfax between May 21, 2003 and March 22, 2006 inclusive. The Amended Consolidated Complaint names as defendants Fairfax, certain of its officers and directors, OdysseyRe and Fairfax’s auditors. The Amended Consolidated Complaint alleges that the defendants violated U.S. federal securities laws by making material misstatements or failing to disclose certain material information regarding, among other things, Fairfax’s and OdysseyRe’s assets, earnings, losses, financial condition, and internal financial controls. The Amended Consolidated Complaint seeks, among other things, certification of the putative class; unspecified compensatory damages (including interest); unspecified monetary restitution; unspecified extraordinary, equitable and/or injunctive relief; and costs (including reasonable attorneys’ fees). These claims are at a preliminary stage. Pursuant to the scheduling stipulations, the various defendants filed their respective motions to dismiss the Amended Consolidated Complaint, the lead plaintiffs filed their oppositions thereto, the defendants filed their replies to those oppositions and the motions to dismiss were argued before the Court in December 2007. The Court has not yet issued a ruling on these motions. The ultimate outcome of any litigation is uncertain and should the consolidated lawsuit be successful, the defendants may be subject to an award of significant damages, which could have a material adverse effect on Fairfax’s business, results of operations and financial condition. The consolidated lawsuit may require significant management attention, which could divert management’s attention away from the company’s business. In addition, the company could be materially adversely affected by negative publicity related to this lawsuit. Any of the possible consequences noted above, or the perception that any of them could occur, could have an adverse effect upon the market price for the company’s securities. Fairfax, OdysseyRe and the named officers and directors intend to vigorously defend against the consolidated lawsuit and the company’s financial statements include no provision for loss.

(b)	On July 26, 2006, Fairfax filed a lawsuit seeking $6 billion in damages from a number of defendants who, the complaint (as subsequently amended) alleges, participated in a stock market manipulation scheme involving Fairfax shares. The complaint, filed in Superior Court, Morris County, New Jersey, alleges violations of various state laws, including the New Jersey Racketeer Influenced and Corrupt Organizations Act, pursuant to which treble damages may be available. The defendants removed this lawsuit to the District Court for the District of New Jersey but pursuant to a motion filed by Fairfax, the lawsuit was remanded to Superior Court, Morris County, New Jersey. Most of the defendants filed motions to dismiss the lawsuit, all of which were denied during a Court hearing in September 2007. In October 2007, defendants filed a motion for leave to appeal to the Appellate Division from the denial of their motions to dismiss. In December 2007, that motion for leave was denied. Subsequently, two of the defendants filed a motion seeking leave to appeal certain limited issues to the New Jersey Supreme Court. That motion for leave was recently denied. In December 2007, two defendants who were added to the action after its initial filing filed motions to dismiss the claims against them. In February 2008, those motions to dismiss were granted. The Court has granted Fairfax 30 days to file an amended complaint and Fairfax currently intends to refile within this timeframe. In December 2007 and January 2008, three defendants, two of whom are individuals, filed counterclaims against Fairfax. Also named as third party defendants on certain of these counterclaims are several of Fairfax’s affiliates, directors and officers, Fairfax’s auditors and Fairfax’s outside counsel in this action. In March 2008, two of the counterclaims and all of the third-party claims were voluntarily withdrawn. At this time, only a single counterclaim against Fairfax alleging defamation of an individual defendant remains. Fairfax and its named affiliates and officers intend to vigorously defend against these counterclaims, and Fairfax has filed a motion to dismiss them. Discovery in this action is ongoing. The ultimate outcome of any litigation is uncertain and the company’s consolidated financial statements include no provision for loss on the counterclaims.

Other

Subsidiaries of the company are defendants in several damage suits and have been named as third party in other suits. The uninsured exposure to the company is not considered to be material to the company’s financial position.

In January 2006, September 2006 and June 2007, Odyssey America received assets with par values of $48.6 (£38.0), $10.7 (£7.5) and $14.6 (£7.3), respectively, in each case representing a permanent reduction and unconditional release of such amount, prior to the stated termination date, following the deposit by Advent of such amount in new funds at Lloyd’s. Following these returns of assets, and as of December 31, 2007, Odyssey America continues to have a par value of $88.0 (£44.2) pledged to Lloyd’s in support of Advent and will continue to receive a fee for pledging these assets. The fair value of the pledged assets as of December 31, 2007 is $112.6 (£56.6). The company believes that the financial resources of Advent provide adequate protection to support its liabilities in the ordinary course of business. In the event that Advent’s financial resources were unable to support Advent’s underwritings at Lloyd’s, such an event could trigger the forfeiture of a portion or all of Odyssey America’s pledged assets, in which event, Odyssey America would be indemnified by nSpire Re.

Odyssey America participates in Lloyd’s through its 100% ownership of Newline, through which Odyssey America provides 100% of the capacity for Newline Syndicate 1218 (“Syndicate 1218”). In support of Syndicate 1218’s capacity at Lloyd’s, Odyssey America has pledged U.S. Treasury Notes and cash, with a fair value of $204.1 as of December 31, 2007, in a deposit trust account in favour of Lloyd’s. These securities may be substituted with other securities at the discretion of Odyssey America, subject to approval by Lloyd’s. The pledge of assets in support of Syndicate 1218 provides Odyssey America with the ability to participate in writing business through Lloyd’s, which remains an important part of Odyssey America’s business. The pledged assets effectively secure the contingent obligations of Syndicate 1218 should it not meet its obligations. Odyssey America’s contingent liability to Lloyd’s is limited to the aggregate amount of the pledged assets. Odyssey America has the ability to remove the funds at Lloyd’s annually, subject to certain minimum amounts required to support its outstanding liabilities as determined under the risk-based capital models and approved by Lloyd’s. The funds used to support outstanding liabilities are adjusted annually and the obligations of Odyssey America to support these

FAIRFAX FINANCIAL HOLDINGS LIMITED

liabilities will continue until they are settled or the liabilities are reinsured by a third party approved by Lloyd’s. Odyssey America believes that Syndicate 1218 maintains sufficient liquidity and financial resources to support its ultimate liabilities and does not anticipate that the pledged assets will be utilized.

The company under certain circumstances may be obligated to assume loans to officers and directors of the company and its subsidiaries from Canadian chartered banks totaling $9.7 (2006 – $8.5; 2005 – $9.5) for which 195,676 (2006 – 196,586; 2005 – 214,186) subordinate voting shares of the company with a year-end market value of $56.9 (2006 – $39.1; 2005 – $30.8) have been pledged as security by the borrowers.

The company also has restricted stock plans or equivalent for management of the holding company and its subsidiaries with vesting periods of up to ten years from the date of grant. At December 31, 2007, 280,425 (2006 – 257,942; 2005 – 245,858) subordinate voting shares had been purchased for the plans at a cost of $60.8 (2006 – $56.4; 2005 – $54.1). Shares for the above-mentioned plans are purchased on the open market. The costs of these plans are amortized to compensation expense over the vesting period. Amortization expense for the year for these plans amounted to $6.6 (2006 – $5.9; 2005 – $6.7).

14.	Pensions

The company’s subsidiaries have various pension and post retirement benefit plans for their employees. These plans are a combination of defined benefit plans which use various measurement dates between September 30, 2007 and December 31, 2007 and defined contribution plans. The investment policy for the defined benefit pension plans is to invest in highly rated, lower risk securities that preserve the investment asset value of the plans while seeking to maximize the return on those invested assets. The plans’ assets as of December 31, 2007 and 2006 are invested principally in highly rated fixed income securities. The long term rate of return assumption is based on the fixed income securities portfolio. The actual return on assets has historically been in line with the company’s assumptions of expected returns. The following tables set forth the funded status of the company’s benefit plans along with amounts recognized in the company’s consolidated financial statements for both pension plans and post retirement benefit plans as of December 31, 2007 and 2006.

	Defined Benefit		Post Retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Accrued benefit obligation:
Balance – beginning of year	582.7	529.1	68.9	67.1
Current service cost	19.7	19.0	4.4	4.1
Interest cost	30.9	27.1	3.8	3.5
Actuarial (gains) losses	(38.7)	(12.3)	(9.5)	0.9
Benefits paid	(18.1)	(20.6)	(4.3)	(4.7)
Plan amendments	–	1.3	–	0.1
Curtailments	–	(1.4)	–	(2.1)
Foreign exchange loss	36.7	40.5	–	–
Less: Cunningham Lindsey accrued benefit obligations at December 31, 2007(1)	(243.7)	–	4.2	–

Balance – end of year	369.5	582.7	67.5	68.9

Fair value of plan assets:
Balance – beginning of year	475.1	410.6	–	–
Return on plan assets	15.6	30.6	–	–
Employer contributions	19.6	17.7	3.2	3.4
Employee contributions	2.2	1.8	1.1	1.3
Benefits paid	(18.1)	(20.6)	(4.3)	(4.7)
Foreign exchange gain	28.5	35.0	–	–
Less: Cunningham Lindsey plan assets at December 31, 2007(1)	(253.5)	–	–	–

Balance – end of year	269.4	475.1	–	–

Funded status of plans – surplus (deficit)	(100.1)	(107.6)	(67.5)	(68.9)
Unamortized net actuarial loss	58.2	79.9	2.3	11.1
Unamortized past service costs	1.7	1.6	(1.6)	(1.9)
Unamortized transitional obligation	(5.9)	(8.5)	7.8	8.2

Accrued benefit asset (liability)	(46.1)	(34.6)	(59.0)	(51.5)

Plan assets consist of:
Fixed income securities	200.7	299.6	–	–
Equity securities	61.6	142.9	–	–
Real estate	–	27.6	–	–
Other	7.1	5.0	–	–

	269.4	475.1	–	–

(1)	The accrued benefit obligation and plan assets of Cunningham Lindsey have been deconsolidated from the company’s consolidated pension balances, as the result of the company commencing equity accounting for Cunningham Lindsey pursuant to the transaction described in note 17.

At December 31, 2007, the accumulated benefit obligation for the defined benefit pension plans is $303.1 (2006 – $516.3). At December 31, 2007 plans with accumulated benefit obligations in excess of the fair value of plan assets have aggregate deficits of $43.0 (2006 – $52.5).

FAIRFAX FINANCIAL HOLDINGS LIMITED

Plans with accrued benefit obligations in excess of the fair value of plan assets are as follows:

	Defined Benefit		Post Retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Accrued benefit obligation	(369.5)	(582.7)	(67.5)	(68.9)
Fair value of plan assets	269.4	475.1	–	–

	(100.1)	(107.6)	(67.5)	(68.9)

Elements of expense recognized in the year are as follows:

	Defined Benefit		Post Retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Current service cost, net of employee contributions	17.5	17.2	3.3	2.8
Interest cost	30.9	27.1	3.8	3.5
Actual return on plan assets	(15.6)	(30.6)	–	–
Actuarial (gains) losses	(38.7)	(12.3)	(9.5)	0.9
Plan amendments	–	1.3	–	0.1
Curtailments	–	(1.4)	–	(2.1)

Elements of employee future benefits cost before adjustments to recognize the long term nature of these costs	(5.9)	1.3	(2.4)	5.2

Adjustments to recognize the long term nature of employee future benefits costs:
Difference between expected return and actual return on plan assets for year	(14.8)	6.3	–	–
Difference between actuarial (gain) loss recognized for the year and actuarial (gain) loss on accrued benefit obligation for year	41.5	15.7	10.0	1.4
Difference between amortization of past service costs for year and actuarial plan amendments for year	0.2	(0.3)	(0.3)	(5.9)
Amortization of the transitional obligation	(1.4)	(0.9)	1.1	1.1

	25.5	20.8	10.8	(3.4)

Defined benefit plans expense	19.6	22.1	8.4	1.8

Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accrued post retirement benefit obligation at December 31, 2007 by $7.6, and increase the aggregate of the service and interest cost components of net periodic post retirement benefit expense for 2007 by $0.9. Conversely, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accrued postretirement benefit obligation at December 31, 2007 by $5.7, and decrease the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 2007 by $0.6.

The significant assumptions used are as follows (weighted average):

	Defined Benefit		Post Retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Accrued benefit obligation as of December 31:
Discount rate	5.4%	5.1%	5.8%	5.4%
Rate of compensation increase	4.5%	4.3%	4.0%	4.6%
Benefit costs for year ended December 31:
Discount rate	5.1%	4.9%	5.4%	5.3%
Expected long term rate of return on plan assets	6.2%	5.6%	–	–
Rate of compensation increase	4.5%	4.3%	4.0%	4.0%

The company estimates that it will record the following net period benefit cost during the year ended December 31, 2008:

	Defined Benefit	Post Retirement
	Pension Plans	Benefit Plans

Net actuarial loss	2.0	2.5
Past service costs	0.2	(0.3)
Amortization of transitional obligation	8.2	1.1

The total expense recognized for the companies’ defined contribution plans for the year was $25.6 (2006 – $21.0).

During 2007, the company contributed $22.8 to its defined benefit pension plans and post retirement benefit plans. Based on the company’s current expectations, the 2008 contribution should be approximately $19.3 to its defined benefit pension plans and $3.5 to its post retirement benefit plans.

The benefits expected to be paid in each of the next five fiscal years, and in aggregate for the next five fiscal years thereafter are as follows:

	Defined Benefit	Post Retirement
	Pension Plans	Benefit Plans

2008	14.9	3.5
2009	13.1	3.6
2010	14.2	3.9
2011	13.2	3.9
2012	20.6	3.8
2013-2017	121.0	23.6

15.	Operating Leases

Aggregate future minimum commitments at December 31, 2007 under operating leases relating to premises, automobiles and equipment for various terms up to ten years are as follows:

2008	57.8
2009	45.6
2010	37.5
2011	31.3
2012	18.2
Thereafter	92.7

FAIRFAX FINANCIAL HOLDINGS LIMITED

16.	Earnings per Share

Net earnings (loss) per share is calculated in the following table based upon weighted average common shares outstanding:

	2007	2006	2005

Net earnings (loss)	1,095.8	227.5	(446.6)
Preferred share dividends	(12.5)	(11.4)	(9.8)

Net earnings (loss) available to common shareholders – basic	1,083.3	216.1	(456.4)
Interest expense on convertible debt, net of tax	7.0	7.1	–

Net earnings (loss) available to common shareholders – diluted	1,090.3	223.2	(456.4)

Weighted average common shares outstanding – basic	17,700,393	17,762,742	16,448,995
Effect of dilutive shares
Convertible debt	886,888	895,848	–
Stock options	87,944	60,335	–

Total effect of dilutive shares	974,832	956,183	–

Weighted average common shares outstanding – diluted	18,675,225	18,718,925	16,448,995

Net earnings (loss) per common share
Basic	$61.20	$12.17	$(27.75)
Diluted	$58.38	$11.92	$(27.75)

The number of weighted average common shares outstanding used in calculating the company’s diluted loss per share for 2005 excludes the effect of dilutive shares because their inclusion would be anti-dilutive. The number of common shares attributable to the company’s convertible debt and stock options in 2005 were 910,553 and 52,935 respectively.

17.	Acquisitions and Divestitures

Year ended December 31, 2007

Cunningham Lindsey

During 2007, the company purchased all of the outstanding shares of Cunningham Lindsey that it or its affiliates did not already own for cash of Cdn$12.6. On December 31, 2007, Cunningham Lindsey sold to Holdco (defined below) all of its assets and liabilities (the “CL Operations”) excluding Cunningham Lindsey’s Cdn$125.0, 7.0% unsecured Series “B” debentures due June 16, 2008 (the “Public Bonds”), a Cdn$72.8 unsecured term loan facility (the “Term Facility”) and two non-operating subsidiaries, which were retained by the company for nominal consideration.

Trident IV, L.P., a private equity fund managed by Stone Point Capital LLC, and certain affiliated entities (collectively the “Trident Investors”) formed a new holding company, Cunningham Lindsey Group Limited (“Holdco”), into which they invested Cdn$88.0. Cunningham Lindsey sold the CL Operations to Holdco in exchange for consideration which included shares of Holdco, cash of Cdn$64.8 and two promissory notes in the total principal amount of $142.9. The two promissory notes are included in accounts receivable and other in the consolidated balance sheet of the company. The company also made a net investment in Cunningham Lindsey of approximately Cdn$12.4 (Cdn$23.1 before repayment of intercompany advances of Cdn$10.7).

The net cash received in Cunningham Lindsey was used to repay the Term Facility, which had been included in the consolidated balance sheet as subsidiary indebtedness, and to pay other current working capital obligations. As a result of the transactions described above, Holdco is owned 51.0% by the Trident Investors, 44.6% by the company, through its 100% ownership of Cunningham Lindsey, and 4.4% by senior management of the CL Operations. The shareholders of Holdco have entered into a shareholders’ agreement which provides that if other financing is not available, the Trident Investors and the company will be responsible, 51% and 49%, respectively, for the repayment or refinancing of the Public Bonds when they become due.

On December 31, 2007, Cunningham Lindsey commenced equity accounting for its 44.6% interest in the CL Operations and the company’s opening carrying value on that date was $58.8 (net of a $10.2 charge to adjust carrying value to fair value). Of the Cdn$199.6 of goodwill prior to the sale, 55.4% or Cdn$110.6 was disposed of and included in the $7.6 net loss on disposition of the CL Operations with the remaining 44.6% or Cdn$89.0 included in the opening carrying value of the equity accounted investment.

Other

On April 3, 2007, the company completed the sale of substantially all of the assets of Guild Underwriters Napa Inc., realizing a net gain on investment before income taxes of $5.0.

On June 13, 2007, the company and its subsidiaries completed the sale of all of their 26.1% interest in Hub International Limited (“Hub”) for cash proceeds of $41.50 per share. The sale of 10.3 million Hub shares held by the company and its subsidiaries resulted in cash proceeds of $428.5 and a net gain on investment before income taxes and non-controlling interests of $220.5.

On various dates during the year ended December 31, 2007, Northbridge and OdysseyRe repurchased on the open market 841,947 and 2,636,989 respectively of their common shares as part of their previously announced common share repurchase programmes. These transactions increased the company’s ownership of Northbridge from 59.2% at December 31, 2006 to 60.2% at December 31, 2007 and of OdysseyRe from 59.6% at December 31, 2006 to 61.0% at December 31, 2007 (including the conversion of the OdysseyRe convertible debenture described in note 8) and resulted in decreases to non-controlling interest, included in the consolidated balance sheet, of $25.7 and $86.4 and increases to goodwill of $3.8 and $8.1 for Northbridge and OdysseyRe, respectively.

On December 31, 2007, TIG sold its wholly-owned subsidiary TIG Specialty Insurance Company (“TSIC”) to a third party purchaser resulting in the recognition of a net gain on investment before income taxes of $8.5. TIG continues to reinsure 100% of the insurance liabilities of TSIC at December 31, 2007 and has entered into an administrative agreement with the purchaser which provides for claims handling services on those liabilities.

Year ended December 31, 2006

On January 5, 2006, Advent, through an underwritten public offering, issued equity for proceeds of $51.5 (£30.0) at $0.34 (20 pence) per share, with the company purchasing its pro rata share at a cost of $24.7 (£14.0). On December 12, 2006, Advent issued equity pursuant to an underwritten public offering for proceeds of $18.7 (£9.6) at $0.51 (26 pence) per share with the company purchasing shares at a cost of $4.0 (£2.0). These transactions reduced the company’s ownership of Advent from 46.8% to 44.5% at December 31, 2006.

On February 7, 2006, subsidiaries of the company sold their remaining 3.8 million shares of Zenith National Insurance Corp. (“Zenith National”) at $50.38 per share for net proceeds of $193.8, resulting in a net gain on investment before income taxes and non-controlling interests of $137.3.

FAIRFAX FINANCIAL HOLDINGS LIMITED

On December 14, 2006, the company sold 10,165,000 common shares of its OdysseyRe subsidiary in an underwritten secondary public offering at a price of $34.60 per share, generating net proceeds of $337.6 and a pre-tax gain of $69.7. This transaction reduced the company’s ownership of OdysseyRe from 80.1% to 59.6% at December 31, 2006.

Year ended December 31, 2005

On June 3, 2005, Advent, through an underwritten public offering, raised gross proceeds of $118.4 (£65.0), $72.9 (£40.0) of equity at $0.64 (35 pence) per share and $45.5 (£25.0) of debt. Concurrent with the equity issue, the shares were listed on the Alternative Investments Market of the London Stock Exchange. The company maintained its 46.8% interest in Advent by purchasing its pro rata share of this equity at a total cost of $34.1 (£18.7).

On August 2, 2005, subsidiaries of the company sold 2.0 million common shares of Zenith National at $66.00 per share. Net proceeds from the transaction were $132.0, resulting in a pre-tax gain of $86.1. On September 23, 2005, subsidiaries of the company sold an additional 157,524 common shares of Zenith National common stock at $63.70 per share and $30.0 par value of debentures convertible into the common stock of Zenith National for net proceeds of $86.5, resulting in a pre-tax gain of $53.3. These two transactions reduced the company’s ownership of Zenith National from 24.4% to 10.3% at December 31, 2005.

On August 31, 2005, Cunningham Lindsey completed an equity rights offering, issuing a total of 7,791,712 subordinate voting shares at Cdn$4.25 per share for net proceeds, after offering expenses, of $27.1 (Cdn$32.2). The net proceeds of the offering were used to partially repay the Cdn$105.0 million of borrowings by a subsidiary of Cunningham Lindsey under an unsecured non-revolving term credit facility due March 31, 2006. The company exercised all rights issued to it, purchasing 7,154,628 subordinate voting shares at a cost of $25.6 (Cdn$30.4), which increased its percentage ownership of Cunningham Lindsey from 75.0% to 81.0%.

On October 6, 2005, OdysseyRe, through an underwritten public offering, raised net proceeds of $102.1 through the issuance of 4.1 million shares of common stock at an offering price of $24.96 per share. The company purchased 3.1 million of the shares issued, which decreased its percentage ownership of OdysseyRe from 80.4% to 80.1%. This share offering closed on October 12, 2005.

On October 21, 2005, OdysseyRe issued 2.0 million 8.125% Series A preferred shares and 2.0 million floating rate Series B preferred shares for net proceeds of $97.5. The Series A and Series B preferred shares each have a liquidation preference of $25.00 per share. A subsidiary of the company subscribed for 530,000 Series A preferred shares and 70,000 Series B preferred shares. As at December 31, 2007, 276,401 of the Series A preferred shares had been sold at no gain or loss.

For each of the OdysseyRe transactions described above, the proceeds raised from unrelated parties has been recorded in non-controlling interests on the consolidated balance sheet.

On December 29, 2004, the company agreed to acquire 100% of the issued and outstanding common shares of Compagnie de Réassurance d’Ile de France (“Corifrance”), a French reinsurance company, for $59.8 (€44.0) payable on April 7, 2005. As at January 11, 2005 (the date of acquisition), the fair value of assets and liabilities acquired was $122.2 (€89.9) and $62.4 (€45.9) respectively, resulting in no goodwill. In addition, the vendor agreed to indemnify the company, up to the purchase price, for any adverse development on acquired net reserves.

18.	Financial Risk Management

The primary goals of the company’s financial risk management are to ensure that the outcomes of activities involving elements of risk are consistent with the company’s objectives and risk tolerance, while maintaining an appropriate risk/reward balance and protecting the company’s consolidated balance sheet from events that have the potential to materially impair its financial strength. Balancing risk and reward is achieved through identifying risk appropriately, aligning risk appetite with business strategy, diversifying risk, pricing appropriately for risk, mitigating risk through preventive controls and transferring risk to third parties.

The company’s exposure to potential loss from financial instruments, including exposures arising from its insurance and reinsurance operations and exposures related to its investment activities, primarily relates to underwriting risk, credit risk and various market risks, including interest rate, credit quality and equity market fluctuation risk, liquidity risk and foreign currency risk.

Financial risk management objectives are achieved through a two tiered system, with detailed risk management processes and procedures at the company’s primary operating subsidiaries combined with the analysis of the company-wide aggregation and accumulation of risks at the holding company level. The company’s Chief Risk Officer reports quarterly to Fairfax’s Executive Committee on the key risk exposures. The Executive Committee approves certain policies for overall risk management, as well as policies addressing specific areas such as investments, underwriting, catastrophe risk and reinsurance. The Investment Committee approves policies for the management of market risk (including interest rate, credit quality and equity market risk) and the use of derivative and non-derivative financial instruments, and ensures and monitors compliance with relevant regulatory guidelines and requirements. All risk management policies are submitted to the Board of Directors for approval.

Underwriting Risk

Underwriting risk is the risk that the total cost of claims, claims adjustment expenses and premium acquisition expenses will exceed premiums received and can arise as a result of numerous factors, including pricing risk, reserving risk and catastrophe risk.

Pricing risk arises because actual claims experience may differ adversely from the assumptions included in pricing calculations. Historically the underwriting results of the property and casualty industry have fluctuated significantly due to the cyclicality of the insurance market. The market cycle is affected by the frequency and severity of losses, levels of capacity and demand, general economic conditions and competition on rates and terms of coverage. The operating companies focus on profitable underwriting using a combination of experienced commercial underwriting staff, pricing models and price adequacy monitoring tools.

Reserving risks arises because actual claims experience may differ adversely from the assumptions included in setting reserves, in large part due to the length of time between the occurrence of a loss, the reporting of the loss to the insurer and the ultimate resolution of the claim. Claims provisions are expectations of the ultimate cost of resolution and administration of claims based on an assessment of facts and circumstances then known, a review of historical settlement patterns, estimates of trends in claims severity and frequency, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends, legislative changes, inclusion of exposures not contemplated at the time of policy inception and significant changes in severity or frequency of claims relative to historical trends. Due to the amount of time between the occurrence of a loss, the actual reporting of the loss and the ultimate payment, provisions may ultimately develop differently from the actuarial assumptions made when initially estimating the provision for claims. The company’s provision for claims is reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the Chief Actuary at Fairfax and one or more independent actuaries.

Catastrophe risk arises as property and casualty insurance companies may be exposed to large losses arising from man-made or natural catastrophes that may result in significant underwriting losses. The company evaluates potential catastrophic events and assesses the probability of occurrence and magnitude of these events through various modeling techniques and through the aggregation of limits exposed. Each of the operating companies has strict underwriting

FAIRFAX FINANCIAL HOLDINGS LIMITED

guidelines for the amount of catastrophe exposure it may assume for any one risk and location. Each of the operating companies manages catastrophe exposure by factoring in levels of reinsurance protection, capital levels and risk tolerances. The company’s head office aggregates catastrophe exposure company-wide and continually monitors the group exposure. Currently the company’s objective is to limit its company-wide catastrophe loss exposure such that one year’s aggregate pre-tax net catastrophe losses would not exceed one year’s normalized earnings from operations before income taxes.

Credit Risk

Credit risk is the risk that one party to a financial instrument fails to discharge an obligation and thereby causes financial loss to another party. The company’s exposure to credit risk is concentrated in two specific areas: the credit risk on investment assets and the credit risk on underwriting and operating balances, including on balances recoverable and receivable from reinsurers on ceded losses (including ceded incurred losses, ceded paid losses and ceded unearned premiums) and accounts receivable. The aggregate gross credit risk exposure at December 31, 2007 (without taking into account amounts pledged to and held by the company as collateral) was $23,701.5, and comprised $5,038.5 of gross recoverable from reinsurers, $10,512.3 of bonds, $1,213.4 of derivatives (primarily credit default swaps), $1,908.8 of accounts receivable, and to a lesser extent, $5,028.5 of cash and short term investments. This gross exposure is partially mitigated by collateral of $2,358.5 which is pledged to the company in respect of certain of the foregoing exposures.

Investments in Debt Instruments

The company’s risk management strategy is to invest primarily in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to any one issuer. While the company reviews third party ratings, it carries out its own analysis and does not delegate the credit decision to rating agencies. The company endeavours to limit credit exposure by imposing fixed income portfolio limits on individual corporate issuers and limits based on credit quality and may, from time to time, invest in credit default swaps to further mitigate credit risk exposure.

The composition of the company’s fixed income portfolio as at December 31, 2007, classified according to the higher of each security’s respective S&P and Moody’s issuer credit ratings, is presented below:

	Carrying
Credit Rating	Value	%

AAA	8,814.3	83.8
AA	1,401.0	13.3
A	1.4	0.0
BBB	146.1	1.4
BB	18.3	0.2
B	39.1	0.4
Lower than B and unrated	92.1	0.9

Total	10,512.3	100.0

At December 31, 2007, 98.5% of the fixed income portfolio at carrying value was rated investment grade, with 97.1% (primarily consisting of government obligations) being rated AA or better.

Subsidiary portfolio investments and holding company investments include $1,119.1 at fair value (original cost $340.0) of credit default swaps (with a remaining average life of approximately 4.0 years) referenced to a number of issuers, primarily financial services companies, to provide protection against systemic financial risk arising from financial difficulties these entities could experience in a difficult financial environment. The company endeavours to limit counterparty risk through the terms of the agreements negotiated with the counterparties to the credit default swap contracts. Pursuant to the agreements governing the credit default swaps as negotiated by the company with the counterparties, the counterparties to these transactions are contractually required to deposit government securities in collateral accounts for the benefit of the company in amounts related to the then current fair value of the credit default swaps. The fair value of this collateral at December 31, 2007 was $886.0 (2006 — nil). Fairfax does not have the right to sell or repledge this collateral.

Reinsurance Recoverables and Receivables

Credit exposure on the company’s reinsurance recoverable and receivable balances existed at December 31, 2007 to the extent that any reinsurer may not be able or willing to reimburse the company under the terms of the relevant reinsurance arrangements. The company has a regular review process to assess the creditworthiness of reinsurers with whom it transacts business. Internal guidelines generally require reinsurers to have strong A.M. Best ratings and maintain capital and surplus exceeding $500.0. Where contractually provided for, the company has collateral for outstanding balances in the form of cash, letters of credit, guarantees or assets held in trust accounts. This collateral may be drawn on for amounts that remain unpaid beyond contractually specified time periods on an individual reinsurer basis.

The company’s reinsurance security department conducts ongoing detailed assessments of current and potential reinsurers and annual reviews on impaired reinsurers, and provides recommendations for uncollectible reinsurance provisions for the group. The reinsurance security department also collects and maintains individual and group reinsurance exposures aggregated across the group. Most of the reinsurance balances for reinsurers rated B++ and lower or which are not rated were inherited by the company on acquisition of a subsidiary. The company’s largest single reinsurer represents 16.1% of shareholders’ equity and is rated A+ by A.M. Best.

The company makes specific provisions against reinsurance recoverables from companies considered to be in financial difficulty. The company recorded a provision for uncollectible reinsurance in 2007 of $46.2 (2006 — $46.5; 2005 - $51.1). The following table presents the $5,038.5 total gross reinsurance recoverable and paid losses receivable as at December 31, 2007 classified according to the financial strength rating of the reinsurers:

	December 31, 2007			December 31, 2006
	Gross	Outstanding	Net Unsecured	Gross	Outstanding	Net Unsecured
	Reinsurance	Balances for	Reinsurance	Reinsurance	Balances for	Reinsurance
	Recoverable	which Security is	Recoverable and	Recoverable and	which Security is	Recoverable and
A.M. Best Rating	and Receivable	Held	Receivable	Receivable	Held	Receivable

A++	263.1	38.9	224.2	294.8	49.6	245.2

A+	2,066.5	399.2	1,667.3	2,035.9	433.0	1,602.9

A	1,546.6	619.1	927.5	2,013.0	745.7	1,267.3

A-	370.8	78.6	292.2	260.7	56.6	204.1

B++	53.2	6.4	46.8	72.4	20.7	51.7

B+	27.4	3.3	24.1	68.4	7.6	60.8

B or lower	113.0	3.0	110.0	122.2	3.3	118.9

Not rated	897.9	308.9	589.0	945.2	350.9	594.3

Pools & associations	124.3	15.1	109.2	126.2	1.9	124.3

	5,462.8	1,472.5	3,990.3	5,938.8	1,669.3	4,269.5

Provision for uncollectible reinsurance	424.3		424.3	432.3		432.3

	5,038.5		3,566.0	5,506.5		3,837.2

FAIRFAX FINANCIAL HOLDINGS LIMITED

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, the trading price of equity and other securities, and foreign currency exchange rates. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying assets and liabilities are traded. Following is a discussion of the company’s primary market risk exposures and how those exposures are currently managed.

Interest Rate Risk

Fluctuations in interest rates have a direct impact on the market valuation of the company’s fixed income securities portfolio. As interest rates rise, the market value of fixed income securities portfolios declines and, conversely, as interest rates decline, the market value of fixed income securities portfolios rises. Credit risk aside, the company positions its fixed income securities portfolio based on its view of future interest rates and the yield curve, balanced with liquidity requirements, and may reposition the portfolio in response to changes in the interest rate environment.

The table that follows presents the potential pre-tax impact of interest rate fluctuations on net income and other comprehensive income relating to the fixed income securities portfolio as of December 31, 2007, based on parallel 200 basis point shifts in interest rates up and down in 100 basis point increments. The table indicates an asymmetric market value response to equivalent basis point shifts up and down in interest rates. This primarily reflects the company’s holdings of $1,532.9 (14.6% of the fixed income investment portfolio) of fixed income securities containing a put feature. The asymmetric market value response reflects the company’s ability to put these bonds back to the issuer for early maturity in a rising interest rate environment (thereby limiting market value loss) but to hold these bonds to their longer full maturity dates in a declining interest rate environment (thereby maximizing the full benefit of higher market values in that environment and reducing reinvestment risk).

	December 31, 2007
	Prospective	Hypothetical $ Change
	Fair Value	Effect on other
	of Fixed Income	comprehensive	Effect on net	Hypothetical
Change in Interest Rates	Portfolio	income (pre-tax)	income (pre-tax)	% change

200 basis point rise	9,104.4	(1,229.1)	(178.8)	(13.4%)
100 basis point rise	9,743.9	(655.6)	(112.8)	(7.3%)
No change	10,512.3	–	–	–
100 basis point decline	11,550.2	865.6	172.3	9.9%
200 basis point decline	12,736.3	1,839.5	384.5	21.2%

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including the maintenance of the level and composition of fixed income security assets at the indicated date, and should not be relied on as indicative of future results.

Certain shortcomings are inherent in the method of analysis presented in the computation of the prospective fair value of fixed rate instruments. Actual values may differ from the projections presented should market conditions vary from assumptions used in the calculation of the fair value of individual securities; such variations include non-parallel shifts in the term structure of interest rates and a change in individual issuer credit spreads.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in raising funds to meet cash flow commitments associated with financial instruments. The purpose of liquidity management is to ensure that there will be sufficient cash to meet all financial commitments and obligations as they become due. To manage cash flow requirements, the company maintains a portion of invested assets in liquid securities.

The company believes that its cash position, short term investments and marketable securities provide adequate liquidity to meet all of the company’s obligations in 2008. Besides these holding company resources, the holding company expects to continue to receive management fees, investment income on its holdings of cash, short term investments and marketable securities, and tax sharing payments and dividends from its insurance and reinsurance subsidiaries.

The following table provides a payment schedule of current and future holding company and subsidiary obligations as at December 31, 2007:

	Less than			More than
	1 year	1–3 years	3–5 years	5 years	Total

Net claims liability	2,799.1	3,369.5	1,815.3	2,662.4	10,646.3
Long term debt obligations – principal	181.0	12.8	181.6	1,525.1	1,900.5
Long term debt obligations – interest	137.9	261.7	251.7	667.2	1,318.5
Convertible debentures(1)	188.5	–	–	–	188.5
Operating leases – obligations	57.8	83.1	49.5	92.7	283.1
Other long term liabilities – principal	5.2	12.0	11.1	164.3	192.6
Other long term liabilities – interest	16.6	31.7	29.6	80.7	158.6

	3,386.1	3,770.8	2,338.8	5,192.4	14,688.1

(1)	Holders of all of these debentures converted their debentures into subordinate voting shares of Fairfax and a nominal amount of cash in February 2008, as described in note 8.

For further detail on the maturity profile of the company’s fixed income portfolio, net claims liability, long term debt principal and interest payments, other long term obligations and operating lease payments, please see notes 3, 5, 8, 9 and 15, respectively.

Market Price Fluctuations

Movements in the term structure of interest rates and fluctuations in the value of equity securities affect the level and timing of recognition in earnings and comprehensive income of gains and losses on securities held. Generally, the company’s investment income may be reduced during sustained periods of lower interest rates as higher yielding fixed income securities are called, mature, or are sold and the proceeds are reinvested at lower rates. During periods of rising interest rates, the market value of the company’s existing fixed income securities will generally decrease and gains on fixed income securities will likely be reduced. Losses are likely to be incurred following significant increases in interest rates. General economic conditions, political conditions and many other factors can also adversely affect the stock and bond markets and, consequently, the value of the equity securities and fixed income securities held.

The company’s investment portfolios are managed with a long term, value-oriented investment philosophy emphasizing downside protection. The company has policies to limit and monitor its individual issuer exposures and aggregate equity exposure. Aggregate exposure to single issuers and total equity positions are monitored at the subsidiary level and in aggregate at the company level.

Currently the company is concerned with the valuation level of worldwide equity markets, uncertainty resulting from credit issues in the United States and global economic conditions. As protection against a decline in equity markets, the company held short positions in equity

FAIRFAX FINANCIAL HOLDINGS LIMITED

index-based exchange-traded securities including the SPDRs, U.S. listed common stocks, equity total return swaps and equity index total return swaps, referred to in the aggregate as the company’s equity hedges. The company has purchased short term S&P 500 index call options to limit the potential loss on U.S. equity index total return swaps and the SPDRs short positions and to provide general protection against the short position in common stocks. As at December 31, 2007, the company had aggregate equity holdings with fair value of $3,338.2 (common stocks of $2,852.5 plus investments, at equity of $485.7) and had short positions in the form of SPDRs, common stocks and total return swaps with an aggregate fair value and notional amount of $2,856.9 (as described in note 4), representing 85.6% of the company’s aggregate equity holdings. In addition, the company held S&P 500 index call options with a notional amount of $2,480.0 to limit the potential loss on short equity positions.

The table that follows summarizes the potential impact of a 10% change in the company’s equity and equity-related holdings (including equity hedges) on the company’s pre-tax other comprehensive income and pre-tax net income for the year ended December 31, 2007. Certain shortcomings are inherent in the method of analysis presented, as the analysis is based on the assumptions that the equity and equity-related holdings had increased/decreased by 10% with all other variables held constant and that all the company’s equity and equity-related instruments moved according to a one-to-one correlation with the market.

	Effect on other	Effect on
	comprehensive income	net income
Change in global equity markets	(pre-tax)	(pre-tax)

10% increase	285.3	(285.7)
10% decline	(285.3)	285.7

Generally, a 10% decline in global equity markets would decrease the value of the company’s equity investment holdings and S&P 500 index call options and would increase the value of the company’s equity hedges, resulting in decreases and increases, respectively, in the company’s pre-tax other comprehensive income and pre-tax net income. Conversely, a 10% increase in global equity markets would generally increase the value of the company’s equity investment holdings and S&P 500 index call options and would generally decrease the value of the company’s equity hedges, resulting in increases and decreases, respectively, in the company’s pre-tax other comprehensive income and pre-tax net income.

Foreign Currency Risk

Foreign currency risk is the possibility that changes in exchange rates produce an adverse effect on earnings and equity when measured in a company’s functional currency.

The company has designated the U.S. dollar as its functional currency. The company operates internationally and is exposed to foreign currency risk arising from various currency exposures, primarily with respect to the Canadian dollar, euro and pound sterling.

The company’s foreign currency risk management objective is to mitigate the net earnings impact of foreign currency rate fluctuations. The company has a process to accumulate, on a consolidated basis, all significant asset and liability exposures in currencies other than the U.S. dollar. These exposures are matched and any net unmatched positions, whether long or short, are identified. The company may then take action to cure an unmatched position through the acquisition of a derivative contract or the purchase or sale of investment assets denominated in the exposed currency. Rarely does the company maintain an unmatched position for extended periods of time.

A portion of the company’s premiums are written in currencies other than the U.S. dollar and a portion of the company’s loss reserves are denominated in foreign currencies. Moreover, a portion of the company’s cash and investments are held in currencies other than the U.S. dollar. In general, the company manages foreign currency risk on liabilities by investing in financial instruments and other assets denominated in the same currency as the liabilities to which they relate. The company also monitors the exposure of invested assets to foreign currency risk and limits these amounts as deemed necessary. The company may nevertheless, from time to time, experience gains or losses resulting from fluctuations in the values of these foreign currencies, which may favourably or adversely affect operating results.

In subsidiaries where the U.S. dollar is the functional currency, and to the extent that subsidiary transacts business in currencies other than the U.S. dollar, monetary assets and liabilities of that subsidiary, such as the provision for claims and investments designated or classified as held for trading that are denominated in currencies other than the U.S. dollar, are revalued at the balance sheet date spot foreign exchange rate, with any resulting unrealized gains and losses recorded in earnings in the consolidated statement of earnings. Non-U.S. dollar denominated investments designated as available for sale are revalued in the same manner, but resulting gains and losses are recorded in other comprehensive income until realized, at which time the cumulative foreign exchange gain or loss is reclassified to net gains on investments in the consolidated statement of earnings.

In subsidiaries where the functional currency is other than the U.S. dollar and where that subsidiary is considered to be self-sustaining, foreign exchange gains and losses on monetary assets and liabilities will be recognized in the same manner as described in the preceding paragraph when those monetary assets and liabilities are denominated in a currency other than that subsidiary’s functional currency. The overall foreign currency exposure embedded in a self-sustaining subsidiary arising on the translation from its functional currency to U.S. dollars is deferred in the currency translation account in accumulated other comprehensive income, a separate component of shareholders’ equity, until such time as that subsidiary is wound up or sold to an unrelated third party.

Capital Management

The company’s objectives when managing capital are first to protect its policyholders, then to protect its bondholders and finally to maximize returns to shareholders. Effective capital management includes measures designed to maintain capital above minimum regulatory levels, above levels required to satisfy issuer credit and financial strength ratings requirements, and above internally determined and calculated risk management levels.

Total capital at December 31, 2007, comprising shareholders’ equity and non-controlling interests, was $5,843.0, compared to $4,149.8 at December 31, 2006.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The company manages its capital based on the following financial measurements and ratios:

	2007	January 1, 2007(1)	2006

Holding company cash, short term investments and marketable securities, net of short sale and derivative obligations	963.4	783.6	767.4

Holding company debt	1,063.2	1,181.5	1,202.6
Subsidiary debt	915.0	974.2	981.3
Other long term obligations – holding company	192.6	197.1	197.1

Total debt	2,170.8	2,352.8	2,381.0

Net debt	1,207.4	1,569.2	1,613.6

Common shareholders’ equity	4,121.4	2,799.6	2,720.3
Preferred equity	136.6	136.6	136.6
Non-controlling interests	1,585.0	1,300.6	1,292.9

Total equity and non-controlling interests	5,843.0	4,236.8	4,149.8

Net debt/total equity and non-controlling interests	20.7%	37.0%	38.9%
Net debt/net total capital(2)	17.1%	27.0%	28.0%
Total debt/total capital(3)	27.1%	35.7%	36.5%
Interest coverage(4)	11.3x	5.2x	5.2x

(1)	Balances reflect the adjustment at January 1, 2007 upon adoption of the new accounting standards described in note 2.

(2)	Net total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and net debt.

(3)	Total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and total debt.

(4)	Interest coverage is calculated by the company as the sum of earnings (loss) from operations before income taxes and interest expense divided by interest expense.

In the U.S., the National Association of Insurance Commissioners (NAIC) has developed a model law and risk-based capital (RBC) formula designed to help regulators identify property and casualty insurers that may be inadequately capitalized. Under the NAIC’s requirements, an insurer must maintain total capital and surplus above a calculated threshold or face varying levels of regulatory action. The threshold is based on a formula that attempts to quantify the risk of a company’s insurance, investment and other business activities. At December 31, 2007, the U.S. insurance, reinsurance and runoff subsidiaries had capital and surplus in excess of the regulatory minimum requirement of two times the authorized control level – each subsidiary had capital and surplus in excess of 4.9 times the authorized control level, except for TIG (2.8 times). As part of the TIG reorganization described in the Runoff section, Fairfax has guaranteed that TIG will have capital and surplus of at least two times the authorized control level at each year-end.

In Canada, property and casualty companies are regulated by the Office of the Superintendent of Financial Institutions on the basis of a minimum supervisory target of 150% of a minimum capital test (MCT) formula. At December 31, 2007, Northbridge’s subsidiaries had a weighted average MCT ratio of 311% of the minimum statutory capital required, compared to 250% at December 31, 2006, well in excess of the 150% minimum supervisory target.

In countries other than the U.S. and Canada where the company operates (the United Kingdom, France, Mexico, Singapore, Hong Kong, Ireland and other jurisdictions), the company met or exceeded the applicable regulatory capital requirements at December 31, 2007.

19.	Segmented Information

The company is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance, conducted on a direct and reinsurance basis, and runoff operations, and was until December 31, 2007 engaged in insurance claims management. The runoff business segment comprises nSpire Re (which fully reinsures the U.K. and international runoff operations, conducted primarily through RiverStone (UK)) and the U.S. runoff company formed on the merger of TIG and IIC combined with Old Lyme and Fairmont (Fairmont transferred to U.S. runoff effective January 1, 2006). The U.K. and international runoff operations have reinsured their reinsurance portfolios to nSpire Re to provide consolidated investment and liquidity management services, with the RiverStone Group retaining full responsibility for all other aspects of the business. Group Re, through CRC (Bermuda) (Canadian business), Wentworth (international business) and nSpire Re (U.S. business), writes and retains insurance business written by other Fairfax subsidiaries. Its assets of approximately $822.9 were reclassified effective January 1, 2007, with restatement of prior periods, from the Runoff and Other business segment to the Reinsurance business segment. The Runoff and Other business segment then became the Runoff business segment. The identifiable assets associated with the company’s claims adjusting, appraisal and loss management services were reclassified to the Corporate and other business segment consistent with equity accounting for 44.6% of Cunningham Lindsey’s operating companies, commencing December 31, 2007, pursuant to the transaction described in note 17. Prior periods were not restated. There were no other significant changes in the indentifiable assets by operating group as at December 31, 2007 compared to December 31, 2006.

FAIRFAX FINANCIAL HOLDINGS LIMITED

	Canada			United States			International			Corporate and other			Total
	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007(1)	2006	2005	2007	2006	2005

Revenue
Net premiums earned Insurance :
– Canada	974.5	950.0	891.0	40.7	61.5	57.4	1.9	14.3	10.8	–	–	–	1,017.1	1,025.8	959.2
– U.S.	–	–	–	1,187.4	1,114.0	1,053.1	–	–	–	–	–	–	1,187.4	1,114.0	1,053.1
– Asia	–	–	–	–	–	–	68.7	67.3	68.2	–	–	–	68.7	67.3	68.2
Reinsurance :
– OdysseyRe	42.7	37.7	50.9	1,227.9	1,323.2	1,324.6	849.9	864.9	900.4	–	–	–	2,120.5	2,225.8	2,275.9
– Group Re	204.1	236.0	221.4	49.3	85.1	80.4	5.0	11.3	13.1				258.4	332.4	314.9
Runoff	–	–	–	(3.3)	86.4	(11.7)	–	(1.1)	32.9	–	–	–	(3.3)	85.3	21.2

	1,221.3	1,223.7	1,163.3	2,502.0	2,670.2	2,503.8	925.5	956.7	1,025.4	–	–	–	4,648.8	4,850.6	4,692.5

Interest and dividends													761.0	746.5	466.1
Net gains on investments													1,639.4	835.3	385.7
Claims fees													434.5	371.3	356.2

													7,483.7	6,803.7	5,900.5

Allocation of revenue	26.3%	25.2%	24.8%	53.8%	55.1%	53.3%	19.9%	19.7%	21.9%
Earnings (loss) before income taxes
Underwriting results
Insurance
– Canada	63.6	122.1	125.9	23.0	(7.3)	(45.3)	(8.6)	(94.3)	(12.4)	–	–	–	78.0	20.5	68.2
– U.S.	–	–	–	77.0	86.2	(9.1)	–	–	–	–	–	–	77.0	86.2	(9.1)
– Asia	–	–	–	–	–	–	20.3	14.5	4.8	–	–	–	20.3	14.5	4.8
Reinsurance :
– OdysseyRe	7.2	6.6	1.6	(33.4)	(70.9)	(396.6)	120.9	141.3	(2.8)	–	–	–	94.7	77.0	(397.8)
– Group Re	12.0	7.7	(6.3)	1.2	2.1	(82.3)	(1.9)	4.6	(15.0)	–			11.3	14.4	(103.6)

	82.8	136.4	121.2	67.8	10.1	(533.3)	130.7	66.1	(25.4)	–	–	–	281.3	212.6	(437.5)
Interest and dividends	139.7	121.3	81.5	375.0	403.4	230.5	89.7	61.4	43.3	–	–	–	604.4	586.1	355.3

Operating income	222.5	257.7	202.7	442.8	413.5	(302.8)	220.4	127.5	17.9	–	–	–	885.7	798.7	(82.2)
Net gains (losses) on investments	200.9	116.4	118.5	777.1	606.3	215.8	23.3	55.8	1.4	(17.3)	(111.9)	(15.6)	984.0	666.6	320.1

	423.4	374.1	321.2	1,219.9	1,019.8	(87.0)	243.7	183.3	19.3	(17.3)	(111.9)	(15.6)	1,869.7	1,465.3	237.9
Runoff	(6.3)	(2.1)	21.6	221.8	(304.2)	(352.9)	(27.9)	(75.9)	(207.1)	–	–	–	187.6	(382.2)	(538.4)
Claims adjusting	5.1	(11.5)	(18.4)	11.0	1.6	(0.7)	(6.5)	12.3	28.4	–	–	–	9.6	2.4	9.3
Interest expense	–	–	–	(88.7)	(70.5)	(62.9)	–	–	–	(105.1)	(125.2)	(121.7)	(193.8)	(195.7)	(184.6)
Corporate and other	(12.4)	(10.0)	(14.6)	(23.4)	(26.6)	(27.5)	(3.2)	(3.4)	(2.4)	326.3 (2)	28.8 (2)	53.8 (2)	287.3	(11.2)	9.3

	409.8	350.5	309.8	1,340.6	620.1	(531.0)	206.1	116.3	(161.8)	203.9	(208.3)	(83.5)	2,160.4	878.6	(466.5)

Identifiable assets
Insurance	4,539.5	3,673.8	3,380.7	6,508.3	6,324.9	6,718.3	623.8	548.9	320.9	–	–	–	11,671.6	10,547.6	10,419.9
Reinsurance	912.8	683.1	561.7	7,248.6	7,023.4	6,830.5	2,166.4	1,756.4	1,377.9	–	–	–	10,327.8	9,462.9	8,770.1
Runoff	26.6	24.0	47.0	4,156.0	4,665.9	4,814.4	474.7	483.4	2,356.0	–	–	–	4,657.3	5,173.3	7,217.4
Claims adjusting(1)	–	19.4	37.7	–	45.6	36.0	–	306.4	253.9	202.4	–	–	202.4	371.4	327.6
Corporate	–	–	–	–	–	–	–	–	–	1,082.7	1,021.3	807.0	1,082.7	1,021.3	807.0

	5,478.9	4,400.3	4,027.1	17,912.9	18,059.8	18,399.2	3,264.9	3,095.1	4,308.7	1,285.1	1,021.3	807.0	27,941.8	26,576.5	27,542.0

	19.6%	16.6%	14.6%	64.1%	68.0%	66.8%	11.7%	11.6%	15.7%	4.6%	3.8%	2.9%
Amortization	13.7	7.2	7.4	11.5	11.4	14.0	1.8	6.3	4.8	–	–	–	27.0	24.9	26.2

(1)	Effective December 31, 2007, the company commenced equity accounting for Cunningham Lindsey pursuant to the transaction described in note 17. As of December 31, 2007, claims adjusting is included in Corporate and other in this segmented note disclosure.

(2)	Included in Corporate and other is $390.5 (2006 – $59.9; 2005 – $44.6) of investment income consisting of net gains on investments and interest and dividends.

Interest and dividend income for the Canadian Insurance, U.S. Insurance, Asian Insurance and Reinsurance segments is $119.2, $133.4, $17.4 and $334.4, respectively (2006 – $100.8, $156.5, $3.3 and $325.5) (2005 – $65.7, $105.0, $7.5 and $177.1). Included in interest and dividend income for Canadian Insurance, U.S. Insurance, Asian Insurance and Reinsurance segments are equity earnings (losses) of $3.9, $3.7, $7.3 and $7.1, respectively (2006 – $6.1, $0.1, ($2.6) and 9.1) (2005 – $1.7, ($16.8), $2.4 and (19.3)).

Net gains (losses) on investments for the Canadian Insurance, U.S. Insurance, Asian Insurance and Reinsurance segments are $188.2, $250.3, ($0.3) and $563.1, respectively (2006 – $115.1, $271.4, $14.2 and $377.8) (2005 – $104.0, $113.9, $1.0 and $116.9).

Interest expense for the Canadian Insurance, U.S. Insurance, Asian Insurance and Reinsurance segments is nil, $51.0, nil and $37.7, respectively (2006 – nil, $33.0, nil and $37.5) (2005 – nil, $32.9, nil and $30.0).

Geographic premiums are determined based on the domicile of the various subsidiaries and where the primary underlying risk of the business resides.

Corporate and other includes the company’s interest expense and corporate overhead. Corporate assets include cash and short term investments and miscellaneous other assets in the holding company.

20.	US GAAP Reconciliation

The consolidated financial statements of the company have been prepared in accordance with Canadian GAAP which are different in some respects from those applicable in the United States, as described below.

On January 1, 2007, the company adopted new Canadian accounting standards for financial instruments, hedges and other comprehensive income (described in note 2). Adoption of the new accounting standards has substantially increased harmonization of Canadian and US GAAP. An amount equal to the Canadian GAAP transition adjustments of $79.3 described in note 2 has been reversed against the opening US GAAP other comprehensive income to effect the harmonization of Canadian and US GAAP accounting standards related to financial instruments.

On January 1, 2007, the company adopted SFAS 155, Accounting for Certain Hybrid Financial Instruments – an amendment of SFAS 133 and 140 which allows companies to elect to measure certain hybrid financial instruments at fair value in their entirety, with any changes in fair value recognized in earnings. The company has elected to adopt fair value measurement for all existing hybrid financial instruments that contain embedded derivatives that are required to be bifurcated under SFAS 133, as amended. The impact of adopting SFAS 155 was a net of tax adjustment to increase opening cumulative reduction in net earnings under US GAAP by $11.3, with an offsetting decrease in accumulated other comprehensive income.

On January 1, 2007, the company adopted the measurement standards of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109 (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The impact was an increase to income taxes payable of $7.4, a decrease to non-controlling interests of $3.0 and a decrease to the opening cumulative reduction in net earnings under US GAAP of $4.4.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Earnings GAAP differences

The following shows the net earnings in accordance with US GAAP:

	2007	2006	2005

Net earnings (loss), Canadian GAAP	1,095.8	227.5	(446.6)
Recoveries on retroactive reinsurance(a)	16.0	465.8	169.8
Fair value of derivatives embedded within bond investments(b)	–	(3.1)	4.9
Other than temporary declines(c)	–	7.9	21.7
Other differences(d)	(11.1)	(6.5)	(2.0)
Tax effect(e)	(2.0)	(37.2)	(61.2)

Net earnings (loss), US GAAP	1,098.7	654.4	(313.4)

Other comprehensive income, Canadian GAAP	298.8	31.9	6.4
Unrealized net appreciation (depreciation) of investments(f)	–	(221.9)	2.4
Pension liability adjustment pursuant to FAS 158(g)	22.6	–	–
Minimum pension liability(h)	–	(5.2)	(10.9)
Other differences	2.4	–	–

Other comprehensive income (loss)	323.8	(195.2)	(2.1)

Comprehensive income (loss), US GAAP	1,422.5	459.2	(315.5)

Net earnings (loss) per share, US GAAP	$61.37	$36.20	$(19.65)

Net earnings (loss) per diluted share, US GAAP	$58.54	$34.73	$(19.65)

The effect of the significant differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP are as follows:

(a)	Under Canadian GAAP, recoveries on certain stop loss reinsurance treaties (including the former Swiss Re corporate insurance cover) protecting Fairfax, Crum & Forster and TIG are recorded at the same time as the claims incurred are ceded. Under US GAAP, these recoveries, which are considered to be retroactive reinsurance, are recorded up to the amount of the premium paid with the excess of the ceded liabilities over the premium paid recorded as a deferred gain. The deferred gain is amortized to income over the estimated settlement period over which the company expects to receive the recoveries and is recorded in accounts payable and accrued liabilities. The Swiss Re corporate adverse development cover was commuted as described in note 6 in July 2006. The loss of $412.6 recorded under Canadian GAAP has been reversed and the related deferred gain of $429.9 at that date under US GAAP was eliminated. The pre-tax US GAAP gain related to the commutation of the Swiss Re corporate adverse development cover was $17.3. During 2005, the Canadian GAAP loss on commutation of the Chubb Re treaty was eliminated for $88.7. These adjustments for retroactive reinsurance, when considered with the pre-tax impact of ceded reinsurance transactions as set out in Note 7, provide disclosure of the net impact of ceded reinsurance transactions on a US GAAP basis. At December 31, 2007, the deferred gain included in accounts payable and accrued liabilities was $152.0 (2006 – $168.0).

(b)	Prior to 2007, under Canadian GAAP, convertible bond securities and other fixed income securities with embedded derivatives which were held as investments were carried at amortized cost. Under US GAAP, changes in the fair value attributable to the embedded option in a convertible bond or other security were recognized in earnings through realized gains or losses on investments with the host instrument accounting being recorded as described in (i) below. Canadian GAAP and US GAAP were converged for convertible bonds and other fixed income securities with embedded derivatives beginning January 1, 2007.

(c)	Other than temporary declines are recorded in earnings. Declines in fair values are generally presumed to be other than temporary if they have persisted over a period of time and factors indicate that recovery is uncertain. Prior to 2007, under Canadian GAAP, other than temporary declines in the value of investment securities to net realizable value were recorded in earnings. Under US GAAP, securities were written down to quoted market value when an other than temporary decline occurs. Any differences in the amounts recorded between Canadian and US GAAP were reversed when the related securities were sold. Canadian GAAP and US GAAP were converged for other than temporary declines beginning January 1, 2007. There were no carryforward differences at December 31, 2006.

(d)	Included in other differences for the year ended December 31, 2007 are cost base adjustments to Hub related to the valuation of embedded derivatives of $12.7 which reduced the realized gain on sale in the second quarter from $220.5 under Canadian GAAP to $207.8 under US GAAP. Included in other differences for the year ended December 31, 2006 are cost base adjustments of $10.3 recognized in connection with the OdysseyRe secondary offering which reduced the realized gain on the OdysseyRe secondary offering from $69.7 under Canadian GAAP to $59.4 under US GAAP.

(e)	Differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP are shown net of the following provision for (recovery of) income taxes:

	2007	2006	2005

Recoveries on retroactive reinsurance(a)	(5.6)	(36.3)	(50.2)
Fair value of derivatives embedded within bond investment(b)	–	2.3	(2.3)
Other than temporary declines(c)	–	(2.7)	(9.5)
Other differences(d)	3.6	(0.5)	0.8

	(2.0)	(37.2)	(61.2)

(f)	Prior to 2007, under Canadian GAAP, portfolio investments were carried at cost or amortized cost. Under US GAAP, portfolio investments (excluding equity accounted investments) were classified as available for sale and recorded at their fair value based on quoted market prices with unrealized gains and losses, net of taxes, included in other comprehensive income through shareholders’ equity.

(g)	For defined benefit plans, effective December 31, 2006, US GAAP requires the recognition of a net liability or asset to report the funded status of their defined benefit pension and other post retirement benefit plans on its balance sheet with an offsetting adjustment to accumulated other comprehensive income in shareholders’ equity. This adjustment records the change in pension balances for the year ended December 31, 2007.

(h)	For defined benefit plans prior to December 31, 2006, US GAAP requires that an unfunded accumulated benefit obligation be recorded as additional minimum liability and the excess of the unfunded accumulated benefit obligation over the unrecognized prior service cost be recorded in other comprehensive income. The actuarial valuation of the accumulated benefit obligation is based on current and past compensation levels and service rendered to date.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Balance Sheets

The following shows the consolidated balance sheet amounts in accordance with US GAAP, setting out individual amounts where different from the amounts reported under Canadian GAAP:

	2007	2006

Assets
Cash, short term investments and marketable securities	971.8	783.6

Portfolio investments(i)
Subsidiary cash and short term investments	3,218.1	4,602.7
Bonds	10,049.9	8,547.1
Preferred stocks	19.9	19.6
Common stocks	2,617.5	2,119.7
Investments, at equity	408.9	486.7
Derivatives and other invested assets	979.6	154.7
Assets pledged for short sale and derivative obligations	1,798.7	1,018.1

Total portfolio investments	19,092.6	16,948.6

Future income taxes	416.8	811.6
Goodwill(ii)	83.4	268.8
All other assets	7,480.2	7,963.4

	28,044.8	26,776.0

Liabilities
Accounts payable and accrued liabilities(iii)	1,436.1	1,349.9
Short sale and derivative obligations – holding company	8.4	–
Short sale and derivative obligations – subsidiary companies	1,054.4	783.3
Long term debt – holding company borrowings(iv)	1,114.7	1,255.7
Long term debt – subsidiary company borrowings	915.0	913.1
All other liabilities	17,670.1	18,257.3

	22,198.7	22,559.3

Mandatorily redeemable shares of TRG	174.7	179.2
Non-controlling interests	1,581.5	1,292.9

	1,756.2	1,472.1

Shareholders’ Equity	4,089.9	2,744.6

	28,044.8	26,776.0

i.	Prior to 2007, under Canadian GAAP, portfolio investments were carried at cost or amortized cost with a provision for declines in value which were considered to be other than temporary. Investments in ICICI Lombard and Advent were equity accounted as the company has significant influence based on its ownership interest. Under US GAAP, portfolio investments (excluding equity accounted investments) were classified as available for sale and recorded at their fair value based on quoted market prices with unrealized gains and losses, net of taxes, included in other comprehensive income through shareholders’ equity. Canadian GAAP and US GAAP were converged with respect to classification and measurement of available for sale securities beginning 2007 (see note 2).

ii.	Foreign exchange losses realized on foreign exchange contracts that hedged the 1999 acquisition funding for TIG were recorded as goodwill for Canadian GAAP. These foreign exchange contracts are not considered a hedge for purposes of US GAAP and as a result, the goodwill recognized under Canadian GAAP has been reclassified as a charge to opening retained earnings for US GAAP.

iii.	Under US GAAP, FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”), the company recognizes a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on its consolidated balance sheet with an offsetting adjustment to accumulated other comprehensive income in shareholders’ equity.

iv.	As described in footnote (5) in note 8, under Canadian GAAP the value of the conversion option of the company’s 5% convertible senior debentures is included in Other paid in capital. Under US GAAP the full principal amount of the debentures is included in debt.

Amounts recognized in accumulated other comprehensive income relating to defined benefit pension and other post retirement benefit plans consist of:

	2007	2006

Net actuarial loss	60.5	91.0
Past service costs	0.1	(0.3)
Transitional obligation	0.8	(0.3)

Total	61.4	90.4

The difference in consolidated shareholders’ equity is as follows:

	2007	2006

Shareholders’ equity based on Canadian GAAP	4,258.0	2,856.9
Accumulated other comprehensive income	(44.7)	(1.7)
Reduction of other paid in capital	(57.9)	(57.9)
Adjustment to initially apply FIN 48	(4.4)	–
Cumulative reduction in net earnings under US GAAP	(61.1)	(52.7)

Shareholders’ equity based on US GAAP	4,089.9	2,744.6

The difference in consolidated accumulated other comprehensive income is as follows:

	2007	2006

Net unrealized gain on available for sale securities	–	99.1
Pension liability adjustment pursuant to FAS 158	(61.4)	(90.4)
Related deferred income taxes	16.7	(10.4)

	(44.7)	(1.7)

At December 31, 2007, the cumulative reduction in net earnings under US GAAP relates primarily to the deferred gain on retroactive reinsurance which is amortized into income as the underlying claims are paid.

Statement of Cash Flows

There are no significant differences on the consolidated statement of cash flows under US GAAP as compared to Canadian GAAP.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Recent Accounting Pronouncements

In September 2006, FASB issued SFAS 157 Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value. SFAS 157 becomes effective for fiscal years beginning on or after November 15, 2007. The company is currently evaluating the effect of SFAS 157 but does not expect its implementation to have a material impact on its consolidated financial position and results of operations.

In February 2007, FASB issued SFAS 159 The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which allows companies to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. SFAS 159 becomes effective for fiscal years beginning on or after November 15, 2007. The company is currently evaluating the effect of SFAS 159 on its consolidated financial position and results of operations.

In December 2007, FASB issued SFAS 141 (Revised 2007) Business Combination (“SFAS 141(R)”). For a business combination, SFAS 141(R) provides guidance for the recognition and measurement by the acquirer of the identifiable assets acquired, the liabilities assumed, non-controlling interest in the acquiree if any, goodwill or amounts related to a bargain purchase. It also specifies the disclosure requirements about the nature and financial effect of a business combination. SFAS 141(R) becomes effective for business combinations with an acquisition date on or after December 15, 2008.

In December 2007, FASB issued SFAS 160 Non-Controlling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 requires that non-controlling interests be separately presented within equity of the consolidated balance sheet and that the amount of consolidated net income attributable to the parent and to the non-controlling interest be identified and presented on the consolidated statement of income. It also provides guidance on recognition and measurement for changes in a parent’s ownership interest, including deconsolidation of a subsidiary. SFAS 160 becomes effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008. The company is currently evaluating the effect of SFAS 160 on its consolidated financial position and results of operations.

22.	Comparative Figures

Certain prior year comparative figures have been reclassified to be consistent with the current year’s presentation.